Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

SCIQUEST, INC.,

SPEND RADAR LLC

AND

THE MEMBERS OF SPEND RADAR LLC

September 27, 2012

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of September 27, 2012 (the “Agreement Date”), by and among SciQuest, Inc., a Delaware corporation (“Buyer”), Spend Radar LLC, an Illinois limited liability company (“Seller”), Rodney True, an individual resident of the State of Illinois (“True”), and Brian Daniels, an individual resident of the State of Illinois (“Daniels”, and together with True, the “Members”).

RECITALS:

A. Seller designs, develops, markets and supports spend analytics software and provides spend analytics services (the “Business”).

B. The Members are the holders of all of the issued and outstanding equity interests of Seller.

C. The Parties desire to enter into this Agreement, pursuant to which Buyer proposes to purchase from Seller, and Seller proposes to sell to Buyer, substantially all of the assets used or held for use by Seller in the conduct of the Business, and Buyer proposes to assume certain liabilities and obligations of Seller relating to the Business (collectively, the “Acquisition”).

D. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition.

E. Certain capitalized terms used herein are defined in Exhibit A hereof.

NOW, THEREFORE, in consideration of the premises and mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01. Agreement to Purchase and Sell. Upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date, Buyer hereby agrees to purchase and acquire from Seller, and Seller hereby agrees to sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Buyer, all direct or indirect right, title and interest of Seller in and to (a) the Business and (b) except for the Excluded Assets, all of the assets, properties and rights of Seller of every kind and description, tangible and intangible, wherever situated (which assets, properties and rights of Seller are collectively referred to herein as the “Purchased Assets”), free and clear of all Liens other than Permitted Liens.

1.02. Included Assets. Except as otherwise expressly set forth in Section 1.03 hereof, the Purchased Assets shall consist of all of the assets, properties and rights of Seller of every kind and description, tangible and intangible, wherever situated, and shall include, without limitation, the following assets, properties and rights of Seller as of the Closing Date, other than Excluded Assets:

(a) all cash, cash equivalents and short-term investments of Seller (collectively, “Cash and Cash Equivalents”), including those in the accounts identified on Schedule 1.02(a);

(b) all fixed assets, fixtures, furniture, supplies, equipment, inventory, parts, goods in process, finished goods, servers, computer hardware and other tangible personal property of Seller, including the items identified on Schedule 1.02(b);

(c) subject to Section 1.06 below, all rights under all contracts and agreements with customers of the Business, including those identified on Schedule 1.02(c) (collectively, the “Customer Contracts”);

(d) subject to Section 1.06 below, all rights under the contracts, agreements, licenses, commitments and other instruments with respect to Third Party Software identified on Schedule 1.02(d) (collectively, the “License Contracts”);

(e) subject to Section 1.06 below, all rights under the contracts, agreements, leases, licenses, commitments, and other instruments identified on Schedule 1.02(e) (collectively, the “Other Contracts” and together with the Customer Contracts and the License Contracts, the “Assumed Contracts”);

(f) all accounts receivable, notes receivable and other receivables of Seller and any security therefor, whether arising from the sale or licensing of Products and Services on or before the Closing Date or otherwise (collectively, the “Receivables”), a listing of which as of a recent date (including an aging of amounts due thereunder) is set forth on Schedule 1.02(f);

(g) all pre-paid rent and other pre-paid expenses, including those identified on Schedule 1.02(g);

(h) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available or being pursued (other than such rights relating solely to Excluded Assets or Excluded Liabilities);

(i) all of Seller’s rights, claims, deposits, refunds, setoffs, reimbursements, credits, causes of action or rights of set-off against third parties, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties (other than such items relating solely to Excluded Assets or Excluded Liabilities);

(j) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of Seller (other than such rights relating solely to Excluded Assets or Excluded Liabilities);

(k) all right, title and interest in and to the name “Spend Radar,” any derivatives thereof, and all other trade names used by the Business;

(l) all Registrations and the Intellectual Property attributable thereto;

(m) all (i) Seller Proprietary Software and the Intellectual Property attributable thereto and (ii) all of Seller’s right, title and interest in and to all computer systems (including management information and order systems, service pricing systems, hardware, software, servers, computers, printers, scanners, monitors, peripheral and accessory devices and the related media, manuals, documentation and user guides), all claims, credits, rights of recovery and set-off with respect thereto, all of the right, title and interest of Seller in or to any software, computer program or software product owned, used, developed or being developed (including software to create, publish, manufacture and distribute any web site or home page and macros used on any web site or home page) whether for internal use or for sale or license to others, and all of Seller’s right, title and interest in and to any and all software, computer programs and software products licensed by Seller and all proprietary rights and documentation of Seller, whether or not patented or copyrighted, associated therewith;

(n) all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and similar rights obtained from Governmental Entities relating to the Business and all data and records pertaining thereto and all pending applications therefor (collectively, “Governmental Authorizations”);

(o) all information, correspondence, books, records, documents, data, plans, reports, files and papers, whether in hard copy or computer format, including, without limitation, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, price and mailing lists, personnel and employment records and all accounting, payroll, or other books and records, except for Seller’s Tax Information;

(p) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business; and

(q) all other assets of Seller of any nature whatsoever used by Seller in the conduct of the Business.

1.03. Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, Buyer expressly understands and agrees that the following assets, properties and rights of Seller shall be excluded from the Purchased Assets (the “Excluded Assets”):

(a) all minute books, stock records, corporate seals and other books and records related to the formation or organization of Seller;

(b) all rights of Seller under this Agreement and the Ancillary Agreements;

(c) prepaid insurance premiums; and

(d) the property and assets expressly designated in Schedule 1.03(c).

1.04. Assumption of Liabilities. Except as expressly provided in this Section 1.04, Buyer shall not assume any claims, liabilities or obligations of Seller. As the sole exception to the foregoing, upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective as of the Closing Date, to assume the following liabilities (the “Assumed Liabilities”):

(a) the accounts payable of Seller (other than with respect to Transaction Expenses) that are either (i) reflected in the most recent balance sheet included in the Financial Statements or (ii) incurred in the ordinary course of business and consistent with past practices of Seller after the date of the most recent balance sheet included in the Financial Statements;

(b) all liabilities and obligations of Seller arising under the Assumed Contracts except for any breach thereof occurring on or prior to the Closing Date that are disclosed in such Assumed Contracts; and

(c) all liabilities and obligations expressly set forth on Schedule 1.04(c).

1.05. Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Assumed Liabilities shall not include, and in no event shall Buyer assume, agree to pay, discharge or perform or incur any liability or obligation of Seller under this Agreement that is not expressly included as an Assumed Liability in accordance with Section 1.04 hereof (all obligations and liabilities of Seller, other than the Assumed Liabilities, are hereinafter referred to as the “Excluded Liabilities”), which Excluded Liabilities shall include, but not be limited to, the following:

(a) any liability or obligation owed to any Member or other Affiliate of Seller;

(b) Taxes of Seller with respect to any period, as a transferee or successor, by contract or otherwise;

(c) any liability for any indebtedness with respect to borrowed money, including any interest or penalties accrued thereon;

(d) any liability relating to, resulting from, or arising out of, any Excluded Asset;

(e) any liability relating to, resulting from, or arising out of, any operation of Seller not related to the Business or any former operation of Seller that has been discontinued or disposed of prior to the Closing Date;

(f) any liability of Seller or any Affiliate of Seller or any Member arising or incurred in connection with the origin, negotiation, preparation and execution of this Agreement or any of the other agreements contemplated hereby to which Seller is or will be a party or the consummation of the transactions contemplated hereby and any fees and expenses of counsel, accountants, investment bankers, brokers, financial advisors, finders or other experts of Seller or the Members (collectively, “Transaction Expenses”); or

(g) the obligations and liabilities of Seller under the contracts not included in the Assumed Contracts.

The Excluded Liabilities shall include all claims, actions, litigation and Proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

1.06. Assignment of Contracts and Rights.

(a) To the extent requested by Buyer, Seller and the Members will use commercially reasonable efforts to obtain the consent of the other party or parties to any Assumed Contract to the extent required by the Assumed Contract or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer.

(b) If an attempted assignment of any Assumed Contract would be ineffective or would constitute a breach or other contravention of such Assumed Contract that would adversely affect the rights of Seller thereunder in such a manner that Buyer would not in fact receive all such rights, then this Agreement shall not constitute an agreement to assign such Assumed Contract.

(c) If and to the extent that Seller is unable to assign an Assumed Contract as contemplated by Section 1.06(b), Seller shall continue to be bound by any such Assumed Contract (the “Non-Assigned Contract”). To the maximum extent permitted by law or the terms of the Non-Assigned Contract, (i) Seller shall make the benefit of such Non-Assigned Contract available to Buyer, and (ii) the assignment provisions of this Agreement shall operate to the extent permitted by law or the applicable Non-Assigned Contract to create a subcontract, sublease or sublicense with Buyer to perform each relevant Non-Assigned Contract at a price equal to the monies, rights and other consideration receivable or payable by Seller with respect to the performance by or enjoyment of Buyer under such subcontract, sublease or sublicense. To the extent such benefit is made available, and/or such subcontract, sublease or sublicense is created, (A) Buyer shall pay, perform and discharge fully all obligations of Seller under any such Non-Assigned Contract from and after the Closing Date, (B) Seller shall, without further consideration therefor, pay and remit to Buyer promptly any monies, rights and other consideration received in respect of such Non-Assigned Contract, and (C) Seller shall exercise or exploit its rights and options under all such Non-Assigned Contracts only as directed by Buyer.

(d) If and when any third party consent contemplated by this Section 1.06 shall be obtained or any such Non-Assigned Contract shall otherwise be assignable, Seller shall promptly assign all of its rights and obligations thereunder or in connection therewith to Buyer without payment of further consideration therefor, and Buyer shall assume such rights and obligations.

1.07. Closing. The closing of the Acquisition contemplated by this Agreement shall take place via facsimile, e-mail or other electronic transfer and overnight delivery of the items referenced in Section 1.08 (or in such other manner and place as may be mutually agreed upon by the Parties), on a date mutually agreed upon by the Parties, but no earlier than the first Business Day following the first date on which all conditions to closing contained in Article VI have been satisfied or complied with or, if not all conditions have been satisfied or complied with, all such conditions that have not been so satisfied or complied with have been waived by the party entitled to the benefit of such condition. Throughout this Agreement, such event is referred to as the “Closing” and such date thereof is referred to as the “Closing Date.” The effective time for all purposes of the consummation of the Acquisition shall be 12:01 a.m. (eastern time) on the Closing Date. Subject to the provisions of Section 8.01, failure to consummate the Acquisition as set forth in this Section 1.07 will not result in the termination of this Agreement and will not relieve any Party of any obligation of this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 8.01.

1.08. Closing Deliveries.

(a) Buyer Deliveries. In addition to the payments, deposits and deliveries called for under Section 1.09, Buyer shall deliver to Seller, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer to the effect that each of the conditions set forth in clauses (a) and (b) of Section 6.02 has been satisfied;

(ii) an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), dated as of the Closing Date and executed by Buyer;

(iii) an Escrow Agreement, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”), dated as of the Closing Date and executed by Buyer and SunTrust Bank (the “Escrow Agent”);

(iv) Stock Restriction Agreements, in substantially the form attached hereto as Exhibit D (the “Stock Restriction Agreements”), with respect to each Member dated as of the Closing Date and executed by Buyer;

(b) Seller and the Members Deliveries. Seller and the Members shall deliver to Buyer, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of Seller by its Chief Executive Officer, to the effect that each of the conditions set forth in clauses (a) and (b) of Section 6.03 has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of Seller by its Manager, certifying Seller’s (A) Articles of Organization, (B) Operating Agreement, and (C) resolutions of the Seller’s Manager and members approving the Acquisition and this Agreement;

(iii) the Assignment and Assumption Agreement, dated as of the Closing Date and executed by Seller;

(iv) the Escrow Agreement, dated as of the Closing Date and executed by Seller and the Members;

(v) Stock Restriction Agreements, dated as of the Closing Date and executed by each Member;

(vi) Evidence satisfactory to Buyer that the Liens set forth on Schedule 2.11 of the Disclosure Letter have been fully released and discharged; and

(vii) evidence satisfactory to Buyer of the novation or consent to assignment of those Persons listed on Schedule 1.08(b)(vii)(A) whose novation or consent to assignment, as the case may be, may be required in connection with the Acquisition or any other transaction contemplated by this Agreement under the Assumed Contracts listed or described on Schedule 1.08(b)(vii)(A) hereto (the “Required Consents”) and (B) the delivery of notice of termination, of each of the contracts of Seller listed or described on Schedule 1.08(b)(vi)(B) hereto (the “Terminated Contracts”).

1.09. Purchase Price.

(a) On the terms and subject to the conditions of this Agreement, in consideration of the sale and assignment of the Purchased Assets by Seller to Buyer and in addition to Buyer’s assumption of the Assumed Liabilities, Buyer agrees to the following:

(i) At Closing, Buyer shall pay to Seller the sum of Ten Million U.S. Dollars ($10,000,000) (the “Closing Payment”);

(ii) To the extent earned in accordance with Section 1.10 and otherwise payable in accordance with Section 1.10, Buyer shall make each of the Performance Payments. The Closing Payment and the Performance Payments are referred to collectively as the “Purchase Price”.

(b) Buyer shall deduct from the Closing Payment (i) $1,200,000 in cash and (ii) 16,988 shares of Buyer Common Stock, which shall be deposited with the Escrow Agent to be held pursuant to the Escrow Agreement. Buyer shall deduct from the First Performance Payment (i) 12% thereof in cash and (ii) 3% thereof in shares of Buyer Common Stock, which shall be deposited with the Escrow Agent to be held pursuant to the Escrow Agreement.

(c) The Closing Payment and each Performance Payment shall consist of (i) cash in an amount equal to 80% of such payment and (ii) shares of Buyer Common Stock equal to (A) 20% of such payment divided by (B) the Buyer Common Stock Price Per Share. All cash payments of the Purchase Price shall be made by wire transfer to the account(s) designated on Schedule 1.09(c).

(d) Up to 15% of the cash portion of the Second Performance Payment and 15% of the shares of Buyer Common Stock issuable as part of the Second Performance Payment shall be subject to offset by the amount of any Indemnifiable Damages owing to Buyer by Seller pursuant to Section 7.02 hereof (subject to the limitations therein). Except as provided in the foregoing sentence, Buyer shall have no right to offset the amount of any Indemnifiable Damages or any other amount owing to Buyer by Seller against any Performance Payment otherwise payable hereunder.

(e) Subject to any adjustments pursuant to Section 1.10, Seller and the Members acknowledge that the payments and deliveries to be made pursuant to this Section 1.09 and Section 1.10, and Buyer’s compliance with the terms of this Agreement and the Escrow Agreement with respect to making and handling of the deposits of the Escrow Amount, when made and complied with, will constitute payment in full of the Purchase Price.

1.10. Performance Payments.

(a) On or before April 30, 2013, Buyer shall pay to Seller the product of $1,500,000 multiplied by the number of Qualifying Quarters that have been achieved by April 1, 2013 (the “First Performance Payment”). On or before January 31, 2014, Buyer shall pay to Seller the product of $1,500,000 multiplied by the number of Qualifying Quarters that have been achieved by January 1, 2014 (excluding any Qualifying Quarter included in the determination of the First Performance Payment) (the “Second Performance Payment”). The First Performance Payment and the Second Performance Payment are referred to collectively as the “Performance Payments”.

(b) For purposes of this Section 1.10, a “Qualifying Quarter” shall mean a Quarter during the Performance Period in which Business Revenue equals or exceeds $1,000,000; provided, however, that (i) Seller may apply Excess Revenue to a Quarter during the Performance Period in which Business Revenue equals or exceeds $900,000 but is less than $1,000,000 (a “Minimum Quarter”) and (ii) if the sum of the Business Revenue for such Minimum Quarter plus any Excess Revenue applied to such Minimum Quarter is equal to or exceeds $1,000,000, then such Minimum Quarter shall be deemed to be a Qualifying Quarter. “Excess Revenue” shall mean any Business Revenue in a Qualifying Quarter in excess of $1,000,000. In the interests of clarity, Excess Revenue from one or more Qualifying Quarters may be apportioned (without duplication) among one or more Minimum Quarters that may occur prior to or subsequent to such Qualifying Quarter.

(c) In the event that Buyer enters into any transaction or series of transactions that result in a Change of Control prior to December 31, 2013, then the maximum amount of the Performance Payments with respect to any Quarter ending after the announcement or earlier occurrence of such transaction(s) resulting or expected to result in a Change of Control, to the extent not previously paid, shall be payable to Buyer notwithstanding any failure to satisfy any of the conditions set forth in Sections 1.10(a) or (b) with respect to a Quarter ending after the announcement or earlier occurrence of such Change of Control. Such amount shall be payable in cash and shares of Buyer Common Stock (subject to mutually agreed adjustments based on the structure of such Change of Control) in accordance with Section 1.09(c) not later than the fifteenth (15th) day following the occurrence of the Change of Control. Buyer shall deduct from such payment the remaining amounts, if any, contemplated by Section 1.09(b) with respect to the First Performance Payment for deposit with the Escrow Agent to be held pursuant to the Escrow Agreement.

(d) In the event that True’s full-time employment with Buyer is terminated by reason of either an Employee Resignation or a termination by Buyer for Cause, then any portion of a Performance Payment that is attributable to either (i) a Qualifying Quarter that ends after such Employee Resignation or termination or (ii) a Minimum Quarter that becomes a Qualifying Quarter due to Excess Revenue from a Qualifying Quarter that ends after such Employee Resignation or termination shall be reduced by 50%. In the event that either or both of Daniels’ or Barlow’s full-time employment with Buyer is terminated by reason of either an Employee Resignation or a termination by Buyer for Cause, then any portion of a Performance Payment that is attributable to either (i) a Qualifying Quarter that ends after such Employee Resignation or termination or (ii) a Minimum Quarter that becomes a Qualifying Quarter due to Excess Revenue from a Qualifying Quarter that ends after such Employee Resignation or termination shall be reduced by 50%.

(e) In the event that (i) Buyer terminates the employment of Barlow, Daniels or True without Cause or (ii) Barlow, Daniels or True terminate their respective employment with Good Reason during the Performance Period, then each Quarter that is completed following such termination and each Minimum Quarter that has been achieved prior to such termination shall be deemed to be a Qualifying Quarter for purposes of determining the Performance Payments.

(f) The determination of Business Revenue and the amount of any Performance Payments shall be subject to each of the following principles or qualifications:

(i) All revenue derived from sales of the Products and Services will be included in determining Business Revenue. Schedule 1.10(f)(i) sets forth the revenue recognition policy that will be used to determine Business Revenue (the “Revenue Recognition Policy”). The parties acknowledge and agree that the Revenue Recognition Policy, including the examples set forth therein, complies with GAAP, is consistent with Seller’s past practices and otherwise conforms to the terms of this Agreement, including the definition of Business Revenue.

(ii) Schedule 1.10(f)(ii) sets forth a price list and pricing methodologies for the Products and Services together with approved discounts off of the price list and discount approval process. As used herein, the “Minimum Price” for any Products and Services means the pricing of such Products and Services that is equal to or exceeds the lowest approved discounted price for such Products and Services as set forth in Schedule 1.09(f)(ii). If any sale of Products and Services by Buyer is below the Minimum Price without the approval of the Members, then the amount of Business Revenue from such sale shall be determined based on the Minimum Price. The Members shall be deemed to have approved any proposal by or on behalf of the Members or Barlow for a particular sale of Products and Services below the Minimum Price. In the event that either Buyer or the Members propose any reductions or other modifications to the Minimum Price to reflect then current business conditions, the Parties hereto agree to consider and negotiate in good faith any such proposed changes to Schedule 1.10(f)(ii). If Products and Services are bundled or otherwise sold together, for pricing purposes, with other products or services of Buyer, the minimum revenue to be included in Business Revenue for such Products and Services shall be no less than the Minimum Price. To the extent that the Products and Services are bundled or otherwise sold together with other products and services of Buyer and the discount applied to the Products and Services is a greater percentage than the discount applied to the other products and services of Buyer, the revenue to be included in Business Revenue for such Products and Services shall be determined using the discount applied to the other products and services of Buyer.

(g) Schedule 1.10(g) sets forth the budget for the operations of the Business from the Closing Date through December 31, 2013 (the “Budget”). Buyer, Seller and the Members each agree that the Business will be conducted in material compliance with the Budget and the operations of the Business shall receive the funding from Buyer contemplated or necessitated by the Budget, except as may otherwise be mutually agreed upon by such Parties and provided that in the event that Buyer reasonably projects a revenue shortfall in the Business as compared to the Budget, Buyer shall have the right to take any and all commercially reasonable measures to reduce expenses in the Business in order to maintain the gross margins and operating margins contained in the Budget. The Parties acknowledge that additional office space is expected to be required in the near future, that the additional office space is not included in the Budget, and that they will work together in good faith to ensure adequate office space for the Business. To the extent not otherwise provided for in the Budget, Buyer shall provide the Business with appropriate general and administrative services consistent with the rest of its business operations. During the Performance Period, except as may otherwise by mutually agreed among the Parties, (i) Buyer shall promote the Products and Services within its salesforce in accordance with its normal business practices, (ii) Buyer shall include the Products and Services in its sales compensation plans on an equivalent basis as it includes its other products and services, (iii) Buyer will not cease the operations of the Business or sell or assign the material assets of the Business, (iv) Buyer shall operate the Business in good faith and shall take no action the intent of which is to improperly reduce, delay or avoid payment of any Performance Payment, (v) Buyer shall not relocate the operations of the Business outside of the Chicago metropolitan area, and (vi) Buyer shall act in a commercially reasonable manner, consistent with its and its Board of Director’s fiduciary duties to its shareholders, to promote the sales of the Products and Services and generate Business Revenue during the Performance Period. Without limiting the generality of the foregoing, during the Performance Period, except as may otherwise by mutually agreed among the Parties, Buyer shall not terminate any contract with any customer (including any reseller) of the Business or unreasonably withhold or delay approval of any reasonable proposal or offer to provide any Products and Services that a Member or any of Buyer’s sales personnel proposes to make to an existing or prospective client of the Business so long the transactions contemplated by such contract, proposal or offer are reasonably anticipated to provide positive contribution margin to Buyer.

(h) Within thirty (30) days following the end of each Quarter of Buyer occurring during the Performance Period, Buyer shall deliver to Seller a written report (each, a “Performance Report”) that sets forth in reasonable detail the amount of Business Revenues for such Quarter and for the Performance Period through the end of such Quarter. Such Performance Reports shall be true and accurate and prepared in accordance with the terms of this Agreement based on the books of account of Buyer and the Business. Seller shall make commercially reasonable efforts to identify any objections it may have to any Performance Report and deliver to Buyer a written notice (an “Objection Notice”) within fifteen (15) days following the delivery of the applicable Performance Report. Such Performance Report shall be deemed accepted by Seller after such fifteen (15) day period subject to any Objection Notice (provided that Seller shall not be deemed to have accepted any errors contained in a Performance Report that arise from Buyer’s negligence or bad faith) and any disputes that could not be identified using commercially reasonable efforts during such fifteen (15) day period. The Objection Notice shall specify in reasonable detail the items that are being disputed and a reasonably detailed summary of the reasons for such dispute. Following delivery of an Objection Notice, Buyer and Seller shall use commercially reasonable and good faith efforts to resolve all disputes regarding the Performance Report. At the election of either Buyer or Seller, any dispute between the Parties regarding a Performance Report specified in an Objection Notice that cannot be resolved by the Parties within ten (10) days after Buyer’s receipt of such Objection Notice shall be referred to the Disputes Auditor for resolution. The decision of the Disputes Auditor shall be final and binding with respect to the determination of the Business Revenues and shall be enforceable in a court of law. The Parties agree that they will require the Disputes Auditor to render its decision within thirty (30) days after the Disputes Auditor accepts the appointment in writing. In making such decision, the Disputes Auditor (i) shall render its decision based solely on written materials submitted by the Parties, the terms of this Agreement any other items specifically requested by the Disputes Auditor to be submitted by the Parties, but the Disputes Auditor shall not make an independent review and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by the Parties hereto or less than the smallest value for such item claimed by the Parties hereto. The Disputes Auditor shall have exclusive jurisdiction over, and the Disputes Auditor shall be the sole recourse and remedy of the Parties against one another or any other Person with respect to, any disputes arising out of or relating to the Performance Reports. The fees and expenses of the Disputes Auditor shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Members; provided, however, that the prevailing party in the dispute shall be entitled to recover its share of such fees and expenses from the other party unless otherwise mutually agreed in writing. A Performance Report shall be deemed final upon the earlier to occur of (i) acceptance of such Performance Report by Seller and (ii) resolution of any disputes regarding the Performance Report by the Parties or the Disputes Auditor. Seller and the Members shall have the right to have reasonable access to the relevant books, records and accounts of Buyer and the Business for the purposes of verifying the accuracy of the Performance Reports and participating in the discussions and resolution of disputes hereunder.

1.11. Further Assurances. Each Party shall on the Closing Date and from time to time thereafter at any other Party’s reasonable request and without further consideration, execute and deliver to such other party such instruments, certificates and documents required to effect the Acquisition (in addition to those delivered pursuant to this Article I), as shall be reasonably requested to consummate more effectively the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE MEMBERS

Subject to the disclosures set forth in the disclosure letter of Seller and the Members delivered to Buyer concurrently with the Parties’ execution of this Agreement and attached hereto as Exhibit E (the “Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates, and each of which disclosures shall also be deemed to be representations and warranties made by Seller and the Members to Buyer under this Article II), Seller and each of the Members, jointly and severally, represent and warrant to Buyer as follows in this Article II. Disclosure of any matter in the Disclosure Letter referencing a Section or Subsection of this Article II shall be deemed disclosure pursuant to any other Section or Subsection of this Article II to the extent it is readily apparent based on the substance of the disclosure that such disclosure is applicable to such other sections or subsections

2.01. Organization, Standing and Power.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and has full power and authority and possesses all permits necessary to enable it to own, lease or otherwise hold its properties and to conduct the Business as now being conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing would be material to Seller.

(b) Seller has delivered to Buyer true, correct and complete copies of its organizational documents, including its Articles of Organization and Operating Agreement, both as amended through the Agreement Date. Seller is not in violation of any of the provisions of its Articles of Organization or Operating Agreement, as so amended.

2.02. No Subsidiaries. Seller has no, and has never had any, Subsidiaries. Seller has never been the Subsidiary of another entity. Seller is not a successor, whether by merger, consolidation or otherwise, to any other Person.

2.03. Authorization and Enforceability.

(a) The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s legal power and authority and have been duly authorized by all necessary action on the part of Seller, including all requisite approvals by Seller’s members. This Agreement and the Ancillary Agreements to which it is a party constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, in each case subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a Proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

(b) The execution, delivery and performance by each Member of this Agreement and the Ancillary Agreements to which such Member is a party, and the consummation by each Member of the transactions contemplated hereby and thereby are within each such Member’s legal power, capacity and authority. This Agreement and the Ancillary Agreements to which each Member is a party constitute valid and binding agreements of such Member, enforceable against such Member in accordance with their respective terms, in each case subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a Proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

2.04. Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Articles of Organization or Operating Agreement of Seller, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon Seller and/or applicable to the Business; (iii) assuming receipt of the consents identified on Schedule 2.05 of the Disclosure Letter, conflict with or constitute a default under any material Assumed Contract, or (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens. The execution, delivery and performance by each Member of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Articles of Organization or Operating Agreement of Seller or (ii) contravene or conflict with or constitute a violation of any provision of any agreement, law, regulation, judgment, injunction, order or decree binding upon such Member. Without limiting the generality of the foregoing, neither Seller nor any Member is a party to any agreement or understanding that limits in any way the ability of (i) Seller or any Member to enter into this Agreement or the Ancillary Agreements and perform their respective obligations hereunder and thereunder or (ii) Seller to sell the Purchased Assets to Buyer on the terms and subject to the conditions set forth herein.

2.05. Consents. Schedule 2.05 of the Disclosure Letter sets forth each of the Assumed Contracts requiring a consent as a result of the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. No other consent, approval, waiver or other action by any Person under any Assumed Contract is required or necessary for the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

2.06. Capitalization. Schedule 2.06 of the Disclosure Letter sets forth a true and correct ownership and capitalization table of Seller. The members listed on Schedule 2.06 of the Disclosure Letter are the sole record and beneficial owners of any equity or debt securities of Seller and any rights to acquire any equity or debt securities of Seller.

2.07. Financial Statements.

(a) Attached as Schedule 2.07(a) of the Disclosure Letter are the unaudited combined balance sheet, statements of income and members’ equity of Seller and RMI as of and for the fiscal year ended December 31, 2011 and the eight-month period ended August 31, 2012 (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of Seller and RMI, (ii) are true, correct and complete and present fairly the financial condition of Seller at the balance sheet dates and their results of operations and members’ equity as at the dates and for the periods therein specified, and (iii), except as provided in Schedule 2.07(b), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other.

(c) The books of account and other financial records of Seller have been kept accurately in the ordinary course of business consistent with applicable laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Seller have been properly recorded therein in all material respects. As of the date of Seller’s balance sheet dated December 31, 2011 (the “2011 Balance Sheet”), there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in Seller’s 2011 Balance Sheet as required by said Statement No. 5.

(d) Neither Seller nor the Members has identified or been made aware of any fraud, whether or not material, that involves Seller’s management or other current or former employees or consultants of Seller who have a role in the preparation of financial statements or the internal accounting controls utilized by Seller, or any claim or allegation regarding any of the foregoing. Neither Seller, the Members nor, to the knowledge of the Members, any officer, employee, auditor, accountant, member or representative of Seller has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, in each case, regarding accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls or any material inaccuracy in Seller’s financial statements. Since Seller’s inception, there have been no internal investigations regarding any alleged misconduct with respect to accounting or revenue recognition or any other alleged misconduct.

(e) No attorney representing Seller has reported to Seller or to any officer or director of Seller evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of Seller’s officers, directors, employees or agents.

(f) Except as set forth on Schedule 2.07(f) of the Disclosure Letter, Seller has no indebtedness for money borrowed, purchase money indebtedness, capital leases, guarantees of third party indebtedness or similar indebtedness, excluding operating leases (“Seller Debt”), including, for each item of Seller Debt, the agreement governing Seller Debt and the interest rate, maturity date and any assets or properties securing such Seller Debt.

2.08. No Liabilities. Seller has no liabilities or obligations, either accrued, absolute, contingent or otherwise, relating to the Business or the Purchased Assets except to the extent:

(a) reflected in the Financial Statements;

(b) arisen in the ordinary course of business since the date of the 2011 Balance Sheet; or

(c) specifically set forth in Schedule 2.08 of the Disclosure Letter.

2.09. No Material Adverse Effect. Since the date of the 2011 Balance Sheet there has not been any change in the business, properties or financial condition of Seller, other than changes occurring in the ordinary course of business, which in the aggregate have had or, to the knowledge of the Members, could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Members, there is not any threatened or prospective event or condition of any character whatsoever that could reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as provided in Schedule 2.09 of the Disclosure Letter, Seller has not taken any of the following actions since the date of the 2011 Balance Sheet:

(a) terminated or modified any existing benefit arrangement or employee benefit plan applicable to all employees generally;

(b) encumbered, sold, licensed or otherwise transferred any assets, properties or rights of Seller relating to the Business to any Person, other than product sales and/or licenses to customers in the ordinary course of business;

(c) engaged in any efforts outside the ordinary course of business to accelerate the collection of any Receivables;

(d) canceled or waived any indebtedness or other obligation owing to Seller relating to the Business;

(e) incurred any indebtedness or other liabilities for borrowed money relating to the Business in excess of $25,000, other than draws under existing lines of credit;

(f) made any single payment relating to the Business in excess of $25,000, other than payments related to payroll, rent and existing lines of credit;

(g) purchased or otherwise acquired any property, rights or assets relating to the Business having a value in excess of $25,000 as to any item;

(h) waived any material rights or claims of Seller relating to the Business;

(i) breached or terminated any of the Assumed Contracts;

(j) engaged in any material transaction relating to the Business outside the ordinary course of business, or

(k) agreed to do any of the foregoing.

2.10. Real Estate. Seller owns no real estate. Schedule 2.10 of the Disclosure Letter sets forth all real estate leases and occupancy agreements to which Seller is a party. There are no facts known to Seller or any Member that would materially and adversely affect the possession, use or occupancy of the real estate leased or occupied by Seller (the “Real Estate”) during the stated term of each of the respective leases or occupancy agreements. With respect to the Real Estate including all buildings, structures, fixtures and improvements located thereon, Seller has adequate rights of ingress and egress for the operation of the Business in the ordinary course of business consistent with past practice during the stated term of each of the respective leases or occupancy agreements. All utilities serving the Real Estate are installed and operating and are sufficient to enable the Real Estate to continue to be used and operated consistent with past practices, and any so-called hook-up fees or other associated charges accrued to date have been fully paid.

2.11. Title to Purchased Assets. Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens of every kind, nature and description whatsoever other than (i) Liens disclosed on Schedule 2.11 of the Disclosure Letter that will be released at Closing, (ii) Liens for Taxes not yet due and payable or being contested in good faith, or (iii) Liens that do not detract from the value of such Purchased Assets as now used, or interfere with any present or intended use of such Purchased Assets (the Liens described in clauses (i), (ii) and (iii) of this Section 2.11 are referred to collectively as the “Permitted Liens”). There are no existing agreements, options, commitments or rights with, of or to any Person (other than Buyer pursuant to this Agreement) to acquire any assets, properties or rights included in the Purchased Assets or any interest therein other than licenses and rights created in the ordinary course of business.

2.12. Adequacy of Purchased Assets and Personnel.

(a) The Purchased Assets constitute, in the aggregate and in all material respects, all of the property, other than the Excluded Assets, necessary for the conduct of the Business in the manner in which and to the extent to which it is currently being conducted. The equipment and other tangible property included in the Purchased Assets are in reasonably good operating condition and good state of repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently used.

(b) The number of personnel currently employed by or on behalf of Seller that are included in Seller’s costs of revenue and research and development expenses (the “Production Headcount”) and Seller’s current hardware and Software are generally adequate to support Seller’s current revenue levels (based on revenues for the eight months ended August 31, 2012 on an annualized basis) and customer obligations without an increase in Production Headcount or the purchase of additional hardware or Software, other than anticipated renewals of existing License Contracts and increases in capacity at Rackspace in the ordinary course of business. During the Performance Period, assuming revenue levels that are consistent with the Budget (and assuming no future revenue increases subsequent to the Performance Period) and that the Business is conducted in its ordinary course consistent with Seller’s past practices, and assuming that the employees included in Production Headcount spend only limited time working on sales support, training or other non-revenue generating activities, to the Members’ knowledge, (i) the current Production Headcount would not be required to be increased in order to support such revenue levels, other than generally ratable increases as contemplated by the parties in preparing the Budget (approximately 3 during the Performance Period) and (ii) the additional hardware and Software licenses required to be purchased in order to support such revenue levels generally would not exceed ratable increases consistent with the increases in revenue, headcount and data volumes. The Members’ have not made any commitments to any of the full-time employees currently included in the Production Headcount to the effect that their compensation would be increased (either by Buyer or Seller) during the Performance Period, other than continuation of existing incentive and bonus plans, customary cost of living and merit increases consistent with past practices.

2.13. Litigation.

(a) There is no private or governmental Proceeding pending, or, to the knowledge of the Members, threatened against Seller or any of its assets (including the Purchased Assets) or properties or any of Seller’s officers, directors or employees (in their capacities as such or relating to their employment, services or relationship with Seller), nor is there, to the knowledge of the Members, any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation.

(b) There is no judgment, decree, injunction or order against or applicable to Seller, any of its assets (including the Purchased Assets) or properties, or, to the knowledge of the Members, any of Seller’s officers, directors or employees (in their capacities as such or relating to their employment, services or relationship with Seller).

(c) There is no private or governmental Proceeding pending, or, to the knowledge of the Members, threatened based upon Seller or the Members entering into this Agreement or any of the other transactions or agreements contemplated hereby, nor, to the knowledge of the Members, is there any reasonable basis for any Person to assert a claim against Seller or the Members based upon entry into this Agreement or any of the other transactions or agreements contemplated hereby.

(d) Seller has no Proceeding pending or threatened against any other Person.

2.14. Contracts.

(a) The Customer Contracts constitute all of Seller’s executory contracts and agreements in effect as of the Agreement Date with customers of the Business regarding sales and/or licenses of the Products and Services. Each past or present customer of Seller to whom Seller disclosed any of the Intellectual Property attributable to the Products and Services is bound by a confidentiality provision that requires such past or present customer to take reasonable steps to protect the rights of Seller in the Intellectual Property relating to the Products and Services. Seller has made no material commitments to any customers that are not contained in the Customer Contracts.

(b) The License Contracts constitute all of Seller’s contracts and agreements with respect to Third Party Software.

(c) The Other Contracts constitute all of Seller’s contracts and agreements (other than the Customer Contracts and License Contracts) in effect as of the Agreement Date that are material to the Business.

(d) Seller has provided true and accurate copies of all Assumed Contracts to Buyer prior to the Agreement Date. Each Assumed Contract is a valid and binding agreement of Seller, and Seller has no knowledge that any Assumed Contract is not a valid and binding agreement of the other Parties thereto or is not in full force and effect. There has not occurred any material default under any Assumed Contract on the part of Seller nor has there occurred any event which with notice or lapse of time or both would constitute a material default under any Assumed Contract on the part of Seller. The Members have no knowledge that any repudiation of, or default under, any Assumed Contract on the part of the other Parties thereto has occurred. Subject to the receipt of the consents listed in Schedule 1.08(b)(x)(A), immediately following the Closing, each Assumed Contract shall be a valid and binding agreement of Buyer and, to the knowledge of Seller and the Members, each other party thereto. No third party, including any Affiliate, is an express or implied third party beneficiary of any of the License Contracts.

(e) Except as set forth on Schedule 2.14(e) of the Disclosure Letter, the Assumed Contracts do not include:

(i) any Assumed Contract obligating Seller to enhance, customize or otherwise modify (other than the configuration of custom reporting views) the Software constituting a component of the Products and Services or create or deliver, or accelerate the delivery of, any new products or services;

(ii) any Assumed Contract limiting the freedom of Seller to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property or otherwise limiting the right of Seller to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(iii) any Assumed Contract granting (A) most favored nation pricing or (B) most favored nation terms;

(iv) any Assumed Contract granting any exclusive rights of any type or scope to any Person;

(v) any Assumed Contract granting rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(vi) (A) any Assumed Contract providing for the development of any software or technology, independently or jointly, by or for Seller, (B) any Assumed Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Assumed Contract that involves the payment of royalties to any other Person;

(vii) any Assumed Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by Seller, in connection with this Agreement and the transactions contemplated hereby;

(viii) any Assumed Contract pursuant to which Seller has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Assumed Contract pursuant to which it has any material ownership interest in any other Person; or

(ix) any agreement settling any Proceeding or threatened Proceeding.

2.15. Compliance with Laws.

(a) Seller has complied in all material respects with, is not in material violation of, and has not received any notice of, or other communication regarding, any material violation, investigation relating to any violation or threat to be charged with any violation with respect to, any Legal Requirement with respect to Seller, the conduct of the Business, or the ownership or operation of the Business.

(b) Seller has not received any notice of or other communication regarding (i) any actual or possible violation of law or any Governmental Authorization or any failure or possible failure to comply with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. No Governmental Authorization that is material to the Business will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

(c) The business and operations of Seller are and have at all times been in compliance in all material respects with all applicable Federal and state Legal Requirements relating to data privacy or security.

(d) Except as set forth on Schedule 2.15(d), Seller is not a party to, or bound by, any order or corporate integrity agreement with any Governmental Entity with respect to the conduct of the Business and operations of Seller.

(e) Seller has not, directly or indirectly, used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from company funds, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any officer or employee of any Governmental Entity, a member of a political party or a candidate for political office in a foreign country, for the purpose of influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist Seller to obtain or retain business for or with, or in directing business to, any Person.

2.16. Intellectual Proprietary Rights.

(a) Schedule 2.16(a)(i) of the Disclosure Letter contains a true, correct and complete list of each issued or pending Registration of Seller related to the Business or the Purchased Assets. Each Registration is and at all times has been in compliance with all Legal Requirements, and all filings, payments, and other actions required to be made or taken to maintain such Registration in full force and effect have been made by the applicable deadline. Except as provided in Schedule 2.16(a)(i) of the Disclosure Letter, no application related to any Registration has been abandoned, allowed to lapse, or rejected.

(b) (i) Schedule 2.16(b)(i) of the Disclosure Letter is an accurate and complete list and description (including a name, product description, version level, the language in which it is written and the hardware requirements) of all Seller Proprietary Software.

(ii) Schedule 2.16(b)(ii) of the Disclosure Letter is an accurate and complete list and description (including a name, product description, version level, the language in which it is written and the hardware requirements) of all Third Party Software that constitutes a component of the Products and Services.

(c) (i) Seller has, and immediately following the Closing Buyer shall have, good and marketable title to all of the Seller Proprietary Software and holds all rights in and to the Intellectual Property attributable thereto, and has the rights in and to the Third Party Software, the Intellectual Property attributable thereto and all other Intellectual Property, as may be necessary to operate the Business consistent with past practices, free and clear of all Liens (other than Permitted Liens). Except as provided in Schedule 2.13(d), no Seller Proprietary Software or any Intellectual Property attributable thereto is subject to any Proceeding that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of the Seller Proprietary Software or any Intellectual Property attributable thereto.

(ii) None of the Seller Proprietary Software, the Intellectual Property attributable thereto, or their respective past or current uses by or through Seller has infringed, misappropriated or otherwise violated (collectively, “Infringed”), or is Infringing upon, any Software, moral right or other Intellectual Property owned by any Person, whether such rights are registered or unregistered, and no such claims have been asserted by any Person. Seller has not received any notice or claims challenging Seller’s exclusive ownership of any Seller Proprietary Software or the Intellectual Property attributable thereto or the validity or enforceability thereof.

(iii) To the knowledge of the Members, no Person is Infringing upon, or has Infringed upon or misappropriated at any time, any of Seller’s proprietary rights to the Seller Proprietary Software or the Intellectual Property attributable thereto.

(iv) The Seller Proprietary Software and the Intellectual Property attributable thereto do not contain any derivative works or any programming or other materials not owned in their entirety by Seller and included in the Purchased Assets. No Person has any interest in or right to the Seller Proprietary Software or the Intellectual Property attributable thereto, including the right to royalty payments. Seller has granted no third party any exclusive rights related to any Seller Proprietary Software or any Intellectual Property attributable thereto.

(v) Seller has adequately maintained all of its material trade secrets and copyrights with respect to the Seller Proprietary Software and the Intellectual Property attributable thereto in a manner sufficient to maintain Seller’s proprietary rights therein.

(d) Seller maintains (A) machine-readable copies of the Seller Proprietary Software and the Third Party Software that constitutes a component of the Products and Services or is used to deliver services to customers as part of the Business and (B) reasonably complete technical documentation and/or user manuals for all releases or versions thereof currently in use by Seller or its customers. Such machine-readable copy conforms to the corresponding source code listing in all material respects.

(e) Except as set forth on Schedule 2.16(e) of the Disclosure Letter, the Seller Proprietary Software (i) does not contain any Publicly Available Software, (ii) does not contain any Harmful Code, (iii) does not contain any software that requires as a condition of use, modification and/or distribution that such software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be distributed at no charge, and (iv) is not subject to any source code escrow agreement or other similar obligation to provide source code to any third party.

(f) The Products and Services comply in all material respects with all representations, warranties and other requirements as to the Products and Services specified in all Customer Contracts and all applicable specifications published by Seller.

(g) Schedule 2.16(g) of the Disclosure Letter identifies all Persons who have contributed in any material respect to the development of the Seller Proprietary Software and the Intellectual Property attributable thereto. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Seller Proprietary Software and the Intellectual Property attributable thereto on behalf of Seller:

(i) have executed a nondisclosure agreement regarding the Confidential Information; and

(ii) either (A) have been party to a “work-for-hire” arrangement or agreement with Seller or RMI, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising or (B) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

(iii) Seller has not received any funding from any Governmental Entity of any nature whatsoever, other than license fees or other payments for Services under a Customer Contract.

2.17. Employees.

(a) Schedule 2.17(a) of the Disclosure Letter contains a true and complete list of all of the employees (whether full-time, part-time, retained through employee leasing arrangements or otherwise) and independent contractors of Seller as of the Agreement Date, specifying their annual salary, hourly wages, position, length of service, status as exempt/non-exempt, location of employment, consulting or other independent contractor fees, respectively, together with an appropriate notation next to the name of any such employee on such list who is subject to any Employment Contract or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such independent contractor. Each of Seller’s employees is employed through Radar Management, Inc. (“RMI”) (and its outsourced professional employer organization), which is wholly owned by the Members. For purposes of Sections 2.17 and 5.07, all references to Seller shall be deemed to include a reference to RMI.

(b) Seller has received no claim from any Governmental Entity to the effect that it has improperly classified as an independent contractor any person named on Schedule 2.17(a) of the Disclosure Letter. Seller has received no claim from any Governmental Entity to the effect that it has improperly classified the exempt/non-exempt status of any person named on Schedule 2.17(a) of the Disclosure Letter, and, to the knowledge of the Members, there is no basis for any such claim.

(c) Seller has made no unwritten commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise.

(d) The Members are not aware that any of Seller’s employees, or that any group of its employees, intends to terminate their employment with Seller, nor does Seller have a present intention to terminate the employment of any of the foregoing.

(e) Subject to general principles related to wrongful termination of employees, to the knowledge of the Members, the employment of each employee of Seller is terminable at will.

(f) Seller has complied in all material respects with all applicable Legal Requirements related to employment, including all nondiscrimination, equal opportunity, health and safety laws. There exists no pending or, to the knowledge of the Members, threatened unfair labor practice charges or race, color, religion, sex, national origin, age or disability discrimination charges against Seller before any board, department, commission or agency.

(g) Seller has complied with and fulfilled, in all material respects, all of its obligations under the Synergy Contract.

2.18. Employee Benefit Plans.

(a) Except as set forth on Schedule 2.18(a) of the Disclosure Letter, there are no deferred compensation, incentive compensation, equity compensation plans, “welfare” plans, funds or programs (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “pension” plans, funds or programs (within the meaning of Section 3(2) of ERISA), other employee benefit plans, funds, programs, agreements or arrangements, in any case, that are sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Seller (individually, a “Benefit Plan,” and collectively, the “Benefit Plans”).

(b) Except as set forth on Schedule 2.18(b) of the Disclosure Letter, there are no employment, termination, retention, change in control or severance agreements to which Seller or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of Seller (individually, an “Employment Contract,” and collectively, the “Employment Contracts”).

(c) Seller has provided Buyer: (i) a complete and current copy of the Summary Plan Descriptions for each written Benefit Plan and Employment Contract and any amendments thereto; (ii) a written description of each unwritten Benefit Plan; and (iii) such other documentation with respect to any Benefit Plan as has been reasonably requested by Buyer.

(d) Seller has provided Buyer with a copy of its policy for providing leaves of absence under the Family and Medical Leave Act (“FMLA”), and maintains records that have been made available to Buyer that identify each employee of Seller who currently is on FMLA leave and his or her job title and each employee of Seller who has requested FMLA leave to begin after the date of this Agreement.

(e) Each Benefit Plan has been operated and administered in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(f) Except as set forth on Schedule 2.18(f), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Seller to severance pay or any other payment by Seller, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(g) There are no Benefit Plans or Employment Contracts that provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Seller for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

2.19. Labor Relations.

(a) There are no existing or, to the knowledge of Seller, threatened (i) labor strikes, (ii) grievances, (iii) representation questions respecting any employees of Seller, or (iv) arbitration procedures arising out of or under any union contract covering employees of Seller.

(b) Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Seller.

2.20. Insurance. Schedule 2.20 of the Disclosure Letter sets forth an accurate list of all insurance policies carried by Seller immediately prior to the Agreement Date. Seller has furnished Buyer or its representatives with true, complete and correct copies of all of Seller’s insurance policies. Such policies are currently in full force and effect.

2.21. Permits. Seller holds all Governmental Authorizations that are material to the conduct of the Business and is in compliance in all material respects with the requirements of all Governmental Authorizations.

2.22. Environmental Matters. Seller is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable environmental laws, or in any plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

2.23. Taxes.

(a) Seller has at all times during its existence been a domestic US entity taxed as a partnership and not as an “association taxable as a corporation” for federal income tax purposes and under the Internal Revenue Code of 1986, as amended (the “Code”). Except as set forth on Schedule 2.23(a) of the Disclosure Letter, Seller has timely filed all material Tax Returns required to be filed by it and has timely paid all Taxes shown to be due on such Tax Returns and all other Taxes otherwise due. All Tax Returns were complete and accurate in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Seller has delivered to Buyer correct and complete copies of all Tax Returns for the last three (3) years and all examination reports, and statements of deficiencies assessed against or agreed to by Seller.

(b) The unpaid Taxes of Seller (i) did not, as of each applicable date, exceed the reserve for Tax liability set forth on the face of the Balance Sheet, and (ii) will not exceed such reserve as adjusted for operations through the Closing Date. Seller has no liability for unpaid Taxes for any period (or portions of any period) prior to, or through, the Closing Date.

(c) There is (i) no claim for Taxes being asserted against Seller that has resulted in or will result in a Lien against the property of Seller other than Liens for Taxes not yet due and payable and Seller is not aware of any basis for the assertion by any Tax Authority of any such claim for unpaid Taxes, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of Seller being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by Seller currently in effect, (iv) no agreement to any extension of time for filing any Tax Return which has not been filed and (v) no written ruling related to Taxes or any agreement with a Tax Authority relating to Taxes. No claim has ever been made by any Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(d) Seller is neither a party to nor bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does Seller have any liability or potential liability to another Person under any such agreement whether as a transferee or successor or otherwise.

(e) Seller has neither consummated nor participated in, and is not currently participating in any transaction that was or is a “Tax Shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Seller has neither participated in, nor is it currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law. Seller has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(f) Seller is not and has never been a member of any consolidated, affiliated or unitary group for Tax purposes. Seller has never merged with or into any other Person or succeeded to the assets or business of any Person by virtue of the dissolution and liquidation of a Person, participated in any share or equity exchange or similar transaction, or formed and organized or liquidated and dissolved any Subsidiary.

(g) Seller has in its possession all official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities and has provided copies of such documentation to Buyer.

(h) Seller has provided to Buyer all documentation relating to any applicable Tax holidays or incentives applicable to Seller or the Purchased Assets. Seller is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated in this Agreement.

(i) Seller has not distributed any stock or equity interests of another entity, nor has Seller had its membership units or equity interests distributed by another entity.

(j) Seller has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law or state law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(k) Seller is itself not a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for federal, state, local or foreign income Tax purposes and owns no stock or other equity interest in any corporate or non-corporate Subsidiary.

2.24. Accounts Receivable. The Receivables arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and, to the knowledge of the Members, are collectible in the book amounts thereof. Warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with Seller’s past practices. To the knowledge of the Members, none of the Receivables is subject to any claim of offset, recoupment, setoff or counter-claim, and the Members have no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No Receivables are contingent upon the performance by Seller of any obligation or contract other than for payments that become due in accordance with the relevant customer contract without regard to the performance of specific deliverables or milestones and other than normal warranty repair and replacement. Except for Permitted Liens, no Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 1.02(f) sets forth an accurate list of the Receivables, including aging of the Receivables in the aggregate and by customer, as of August 31, 2012. Schedule 1.02(f) sets forth such amounts of the Receivables which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

2.25. Customers and Suppliers.

(a) Schedule 2.25(a) of the Disclosure Letter sets forth an accurate list of the aggregate revenues from each of the customers of Seller for the year ended December 31, 2011 and the eight-month period ended August 31, 2012. Seller has no outstanding material disputes concerning the Products and Services with any such customer or distributor. Except as provided in Schedule 2.25(a) of the Disclosure Letter, the Members have no knowledge (i) that any such customer or distributor intends to cease or materially diminish the use of the Products and Services or (ii) of any material dissatisfaction or other fact or circumstance that could reasonably be expected to cause such customers or distributors to cease or materially diminish the use of the Products and Services. To the knowledge of the Members, Seller has not received any information from any customer, reseller or distributor that such customer, reseller or distributor shall not continue as a customer, reseller or distributor of Buyer after the Closing or that such customer, reseller or distributor intends to terminate or modify existing Customer Contracts with Seller. The Members have not had any of the Products and Services returned or discontinued by a purchaser thereof except as would not result in a reversal of any revenue by Seller.

(b) Schedule 2.25(b) of the Disclosure Letter sets forth an accurate list of each supplier of Seller who, for the year ended December 31, 2011, was one of the twenty (20) largest suppliers of products and/or services to Seller, based on amounts paid or payable (each, a “Significant Supplier”). Seller has no outstanding dispute concerning products and/or services provided by any Significant Supplier. Seller has no knowledge (i) that any Significant Supplier intends to cease or materially diminish, or increase the pricing of, the provision of products and/or services to Seller or (ii) of any material dissatisfaction or other fact or circumstance that could reasonably be expected to cause any Significant Supplier to cease or materially diminish the provision of products and/or services to Seller. The Members have not received any information from any Significant Supplier that such supplier shall not continue as a supplier to Buyer after the Closing or that such supplier intends to terminate or modify existing contracts with Seller or materially increase the pricing for the products and/or services provided to Seller. Seller has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on business, and the Members have no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

2.26. Interested Party Transactions. Neither the Members and, to the knowledge of the Members, no immediate family member of the Members, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, Seller (except for RMI and except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). Neither the Members nor any member of their immediate families is a party to, or to the knowledge of Seller, otherwise directly or indirectly interested in, any contract, agreement or understanding to which Seller is a party or by which Seller or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer, manager or member thereof. To the knowledge of the Members, neither the Members nor any of Seller’s officers, employees, shareholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business of Seller.

2.27. Export Control Laws.

Seller has conducted its export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

(a) Seller has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b) Seller is in material compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the knowledge of the Members, threatened claims against Seller with respect to such export licenses or other approvals;

(d) to the knowledge of the Members, there are no actions, conditions or circumstances pertaining to Seller’s export transactions that would reasonably be expected to give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to Buyer are required, except for such consents and approvals that can be obtained expeditiously without material cost.

2.28. Other Negotiations. Neither Seller, any Member nor any Affiliate of Seller or any Member:

(a) has entered into any contract that conflicts with any of the transactions contemplated by this Agreement; or

(b) has entered into any contract or had discussions with any Person regarding any transaction involving Seller that could reasonably be expected to result in Buyer, Seller or any officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement and consummating the transactions contemplated hereby.

2.29. Warranty and Related Matters. Since January 1, 2012, there have been no, nor are there any existing or, to the knowledge of Seller and the Members, threatened, product liability, warranty or other similar claims against Seller alleging that any of the Products and Services of Seller are materially defective or fail to meet any product or service warranties in any material respect.

2.30. Solvency. Immediately following the Closing, (i) Seller’s assets (including the Purchase Price) will exceed its liabilities, (ii) Seller will not be left with unreasonably small capital, and (iii) Seller will be able to pay its liabilities (including trade debts) as they mature.

2.31. Documents. Seller has furnished or caused to be furnished to Buyer complete and correct copies of all material agreements, instruments and documents set forth on a schedule or underlying a disclosure set forth on a schedule. Any agreement, instrument or document uploaded a reasonable time prior to the date of this Agreement to the website established by Seller at www.hostedftp.com as the virtual data room for the Acquisition shall be deemed to be furnished for purposes of this Section 2.31.

2.32. Investment. Seller and each of the Members are acquiring the shares of Buyer Common Stock to be issued pursuant to Section 1.09 and 1.10 for its, his or her own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof, other than a distribution by Seller to the Members. Seller and each of the Members understand that such shares of Buyer Common Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act and such laws that may depend upon, among other things, the bona fide nature such parties’ investment intent as expressed herein. Each of the Members is an “accredited investor” within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Seller and each of the Members consent, agree and acknowledge that the certificate or certificates representing such shares of Buyer Common Stock will bear the following legend, or another legend to the same effect and agrees to the restrictions set forth therein:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE SECURITIES ACT, AND STATUTORY EXEMPTIONS UNDER APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER PROVISIONS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER.

2.33. Accuracy of Information Furnished by Seller and the Members. No representation, statement or information in writing made or furnished by Seller or the Members to Buyer in this Agreement or pursuant to the terms of this Agreement, including, without limitation, those contained in the various schedules, appendices and exhibits attached hereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

3.01. Corporate Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the full corporate power and authority to own and operate its properties and to conduct its business as and in the places where such properties are now owned or operated or such business is now being conducted.

3.02. Corporate Authorization and Enforceability. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby are within the legal powers and authority of Buyer and have been, or will be on or before the Closing Date, duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Agreements to which it is a party constitute valid and binding agreements of Buyer, enforceable against Buyer, as applicable, in accordance with their respective terms, in each case subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a Proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

3.03. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer, or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of securities laws.

3.04. Consents. No consent, approval, waiver or other action by any Person under any material contract, agreement, indenture, lease, instrument or other document to which Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

3.05 Capitalization. The authorized capital stock of Buyer consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 22,328,170 shares were issued and outstanding as of July 31, 2012, and 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued or outstanding. Other than 5,307,736 shares of Buyer Common Stock that are reserved for issuance pursuant to options that have been granted or authorized to be granted, there are (i) no shares of capital stock, or other securities of Buyer issued, reserved for issuance or outstanding, (ii) no rights to receive shares of Buyer Common Stock on a deferred basis granted under an option plan or otherwise; (iii) no securities of Buyer convertible into or exchangeable or exercisable for shares of Buyer Common Stock or other ownership interests of Buyer; and (iv) no warrants, calls, options or other rights to acquire from Buyer, and no obligation of Buyer to issue, capital stock or other securities of Buyer.

3.06 SEC Filings. Since December 31, 2011, Buyer has filed all documents required to be filed by Buyer with the Securities and Exchange Commission (the “SEC Filings”). As of their respective filing dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent the SEC Filings have been corrected, updated or superseded by a document subsequently filed with the Securities and Exchange Commission.

3.07 Absence of Certain Changes. Except as disclosed in the SEC Filings, since December 31, 2011, (i) Buyer has conducted its business in the ordinary course of business consistent with past practices, and (ii) there has not been (A) any event or occurrence which could reasonably be expected to have Material Adverse Effect or (B) any material change by Buyer in its accounting principles, practices or methods (except to the extent required by GAAP).

3.08 Litigation. Except as has been disclosed in the SEC Filings, there is no material litigation pending or, to the knowledge of Buyer, threatened against Buyer. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to Buyer.

3.09 Issuance of Buyer Common Stock. The shares of Buyer Common Stock to be issued pursuant to Section 1.09, when issued, sold and delivered in compliance with the provisions of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable. Subject to restrictions on transfer under the securities laws of the United States of America or any state thereof, such shares are not, and will not be, subject to any preemptive rights, rights of first refusal or restrictions on transfer. Assuming the accuracy of the representations contained in Section 2.33, such shares will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended.

3.10. Accuracy of Information Furnished by Buyer. No representation, statement or information in writing made or furnished by Buyer to Seller in this Agreement or pursuant to the terms of this Agreement, including, without limitation, those contained in the various schedules, appendices and exhibits attached hereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading.

3.11 Sufficient Funds. Buyer has sufficient funds to enable it to pay and satisfy the Purchase Price at the Closing and the Performance Payments and other payments and obligations as contemplated herein.

ARTICLE IV

COVENANTS OF SELLER

Seller agrees that:

4.01. Conduct of the Business. From the Agreement Date until the Closing Date, except as permitted or required by this Agreement or with the prior written consent of Buyer (whether given prior to or after the date hereof), Seller shall conduct the Business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact the business organization and relationships with third parties of the Business and to keep available the services of its employees, except those employees who voluntarily resign in the normal course. Without in any way limiting the foregoing provisions of this Section 4.01, Seller agrees that from the Agreement Date until the Closing Date, Seller shall not without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed:

(a) enter into any new Employment Contract relating to the Business;

(b) terminate or modify any existing benefit arrangement or employee benefit plan or otherwise increase the annual level of compensation of any existing employee;

(c) take any action or permit any omission that would result in any of the representations and warranties in Article III this Agreement being untrue or incorrect in any material respect;

(d) encumber, sell, lease, license or otherwise transfer any assets, properties or rights of Seller relating to the Business to any Person, other than execution of customer agreements, reseller agreements, product and service sales and/or licenses to customers in the ordinary course of business;

(e) cancel or waive any material indebtedness or other obligation owing to Seller relating to the Business;

(f) incur any indebtedness or other liabilities relating to the Business in excess of $10,000;

(g) make any payment relating to the Business in excess of $10,000;

(h) purchase or otherwise acquire any property, rights or assets relating to the Business having a value in excess of $10,000;

(i) waive of any material rights or claims of Seller relating to the Business,

(j) breach, amend or terminate any of the Assumed Contracts;

(k) engage in any transaction relating to the Business outside the ordinary course of business;

(l) agree to do any of the foregoing.

4.02. Notices of Certain Events. From the Agreement Date until the Closing Date, Seller shall promptly notify Buyer of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or Proceedings commenced or, to the knowledge of Seller and the Members, threatened, against Seller, the Business or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.13 or that relate to the consummation of the transactions contemplated by this Agreement.

4.03. No Negotiation with Third Parties.

(a) From and after the Agreement Date until the Closing or termination of this Agreement, Seller and the Members will not, nor will they authorize or permit any of Seller’s officers, affiliates, shareholders or employees or any investment banker, attorney or other advisor or representative retained by Seller or the Members (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other contract, agreement or understanding contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any shareholders of Seller. Seller will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal. If any Company Representative, whether in his or her capacity as such or pursuant to the direction or authorization of Seller, takes any action that Seller is obligated pursuant to this Section 4.03 to cause such Company Representative not to take, then Seller shall be deemed for all purposes of this Agreement to have breached this Section 4.03. Each of the Parties acknowledge that this Section 4.03 was a significant inducement for Buyer to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Purchase Price or (ii) a failure to induce Buyer to enter into this Agreement.

(b) Seller shall immediately notify Buyer orally and in writing after receipt by Seller (or, to the knowledge of Seller, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (iii) any other notice that any Person is considering making an Acquisition Proposal. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Seller shall keep Buyer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Buyer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. Seller shall provide Buyer with 48 hours prior notice (or such lesser prior notice as is provided to Seller) of any meeting of the Board of Directors or shareholders of Seller at which it is reasonably expected to discuss any Acquisition Proposal.

4.04. Covenant Not to Compete.

(a) During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), Seller and each Member covenants and agrees that he/it shall not, directly or indirectly, engage within the Territory in any activity, business or venture that develops, distributes, sells or provides products or services that compete with the Business or induces or assists any other party to solicit or induce any existing customer of the Business to utilize products or services that are competitive with the products and services of the Business from any party other than Buyer. For clarity, nothing in this Agreement shall be deemed to prohibit either Member from being employed or engaged by a full service consulting business which services includes spend analytics services so long as such Member has no involvement in providing or offering to provide spend analytics services, development of software to perform spend analysis or other activities that would compete with the Business or otherwise providing assistance to those in such organization who provide such spend analytics services or otherwise compete with the Business.

(b) For purposes of this Section 4.04, the term “directly or indirectly” means:

(i) Seller, either Member or any officer, employee, agent, representative or subsidiary of Seller or either Member (in connection with its post-Closing relationship with and on behalf of Seller or such Member) engaging in, or acting as an agent, representative, consultant, officer, manager, independent contractor, or employee of any entity or enterprise that is engaged in, any activity, business or venture that develops, distributes, sells or provides products or services that compete with the Business; or

(ii) Seller, either Member or any officer, employee, agent, representative or subsidiary of Seller or either Member (in connection with its post-Closing relationship with and on behalf of Seller or such Member) participating as an owner, partner, member, limited partner, joint venturer, creditor (other than as a trade creditor in the ordinary course of business) or shareholder (except as a shareholder holding less than a five percent (5%) interest in a corporation whose shares are traded on a regional or national securities exchange or in the over-the-counter market) in any entity or enterprise that is engaged in any activity, business or venture that develops, distributes, sells or provides products or services that compete with the Business.

(c) For purposes of this Section 4.04, the term “compete” means entering into or attempting to enter into any business competing in any way with the Business, either alone or with any individual partnership, corporation or association.

(d) For purposes of this Section 4.04, the term “existing customer” means any individual, partnership, corporation or association that was a client or customer of Seller during the twelve (12)-calendar month period immediately preceding the Closing.

(e) Seller and each Member agree that the terms and the time periods provided for, and the geographical area encompassed by, the covenants contained in Section 4.04(a) hereof are necessary and reasonable in order to protect Buyer with respect to the use of the Purchased Assets. The Parties agree that the execution, delivery and performance of this Agreement are in consideration of and a condition to the consummation of the transactions contemplated by this Agreement. If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Agreement to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

(f) The covenants contained in Section 4.04(a) shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States. It is the desire and intent of the Parties that these covenants shall be enforced to the fullest extent permissible under applicable law and that if one such clause is found unenforceable, the remaining clauses be enforced.

(g) It is expressly agreed that monetary damages would be inadequate to compensate Buyer for any breach by Seller or either Member of the covenants set forth in Section 4.04(a). Accordingly, in the event of any breach or threatened breach by any party of any such covenant, Buyer shall be entitled to seek temporary or permanent injunctive relief in any court of competent jurisdiction, in addition to any other remedies at law or in equity to which Buyer may be entitled.

ARTICLE V

OTHER AGREEMENTS

The Parties agree that:

5.01. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each Party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

5.02. Public Announcements. Except as otherwise provided in this Agreement or unless otherwise required by applicable law, prior to the Closing no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by either party unless approved by the other party prior to release, which approval shall not be unreasonably withheld or delayed. If either Party is required by applicable law to make any such public disclosure, such Party shall provide the other Party with reasonable advance notice.

5.03. Reimbursement. It is understood that, following the Closing Date, Buyer may inadvertently pay liabilities that constitute Excluded Liabilities, and Seller may inadvertently pay liabilities (other than the Excluded Liabilities) that constitute Assumed Liabilities. Seller shall promptly reimburse Buyer for any such Excluded Liabilities paid by Buyer, upon receipt by Seller of evidence of payment thereof by Buyer. Buyer shall promptly reimburse Seller for any such Assumed Liabilities paid by Seller, upon receipt by Buyer of evidence of payment thereof by Seller.

5.04. Insurance. If requested by Buyer, Seller and the Members shall in good faith cooperate with Buyer and take all actions reasonably requested by Buyer that are necessary or desirable to permit Buyer to have available to it following the Closing Date the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of Seller to the extent such insurance policies cover risks ultimately borne by the Buyer relating to the Business or the Purchased Assets following the Closing Date. All costs relating to the actions described in this Section 5.04 shall be borne by Buyer (it being understood that Seller shall pay, and Buyer shall not be responsible for, any premiums relating to any insurance policies related to the Purchased Assets or the Business for any period prior to the Closing Date).

5.05. Transfer Taxes and Similar Charges. All transfer, documentary, sales, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid when due by the Party upon which such Taxes, fees or charges are assessed under applicable law, and such Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the other Party will join in the execution of any such Tax Returns or other documentation.

5.06. Name Change. Within ten (10) days following the Closing Date, Seller shall take all steps necessary to change its corporate name to remove any reference to the name “Spend Radar” or any other trade name used in the Business. As promptly as practicable after such date, Seller shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling Buyer, at or as soon as practicable after the Closing Date, to use the current corporate names of Seller, Seller will execute and deliver to Buyer all consents related to such change of name as requested by Buyer, in writing, and Seller will otherwise cooperate with Buyer in such respects.

5.07. No Employee Liabilities.

(a) Seller shall remain liable for all Seller Employer Liabilities other than those Seller Employer Liabilities that (i) are the responsibility of Synergy PEO, LLC pursuant to the Synergy Contract or (ii) arise following the Closing Date and are assumed by Buyer as part of its assumption of the Synergy Contract, regardless of when or how any such liability arose, and regardless of whether any such liability may result in or has resulted in a claim upon the Purchased Assets. For purposes of this Agreement, “Seller Employer Liabilities” shall mean any claims, liabilities, costs, expenses or compensation that exist, that arise by reason of, or that are in any way connected with or based on (i) an employee’s employment relationship with Seller and/or the termination of such relationship, (ii) foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision as applied to Seller in Seller’s acts or omissions with respect to employees of Seller, (iii) Seller’s interference with and/or breach of contract with employees of Seller, (iv) Seller’s retaliatory or wrongful discharge of any employee of Seller, (v) Seller’s intentional or negligent infliction of emotional distress or mental anguish upon employees of Seller, (vi) Seller’s outrageous conduct with respect to employees of Seller, (vii) Seller’s interference with business relationships, contractual relationships or employment relationships involving employees of Seller and any third party, (viii) Seller’s breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortuous conduct of any kind with respect to employees of Seller, (ix) Seller’s discriminatory or wrongful acts against employees of Seller, (x) Seller’s violations of the workers’ compensation laws of any state or other jurisdiction, or (xi) Seller’s violations of any federal, state, county or municipal law or regulation with respect to employment or compensation of Seller’s employees.

(b) Other than with respect to the assumption of the Synergy Contract, Seller and the Members acknowledge that Buyer is under no obligation to offer employment to any employees of Seller subsequent to Closing. To the extent any such individuals are employed by Buyer following the Closing, such employment shall be on terms and conditions ultimately determined by Buyer and accepted by such individuals, and Buyer shall have no obligation to offer such employees the same or similar wages, salaries or benefits as are paid or provided by Seller prior to the Closing

5.08. Sharing of Information. Seller shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to such books, records and accounts, including, without limitation, financial information, correspondence and employment records, as are transferred to Buyer pursuant to the terms of this Agreement, for the limited purposes of concluding its involvement in the Business and complying with its obligations under applicable laws and regulations. Buyer shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to those books, records and accounts which are retained by Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Purchased Assets transferred to Buyer hereunder or is otherwise needed by Buyer in order to comply with its obligations under applicable laws and regulations.

5.09. Governmental Entity Filings.

(a) Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Assumed Contracts, in connection with the consummation of the transactions contemplated by this Agreement, (ii) in furnishing information required in connection with taking any such actions or making any such filings, and (iii) in seeking, in a timely manner, to take any such actions or obtain any such consents, approvals or waivers.

(b) Seller shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, or which Buyer may reasonably request, in connection with the consummation of the Acquisition and the other transactions contemplated by this Agreement. Seller shall use commercially reasonable efforts to obtain, and to cooperate with Buyer to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by Seller with respect to such authorizations, approvals and consents. Seller shall promptly inform Buyer of any material communication between Seller and any Governmental Entity regarding any of the transactions contemplated hereby. If Seller or any Affiliate of Seller receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Seller shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Seller shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Buyer.

(c) Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Acquisition and the other transactions contemplated by this Agreement. Buyer shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Buyer with respect to such authorizations, approvals and consents. Buyer shall promptly inform Seller of any material communication between Buyer and any Governmental Entity regarding any of the transactions contemplated hereby. If Buyer or any Affiliate of Buyer receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Buyer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Buyer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Seller.

5.10. Third Party Consents; Notices.

(a) Seller shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, the Required Consents listed or described on Schedule 1.08(b)(ix)(A). Seller shall terminate prior to the Closing, and deliver evidence of such termination to Buyer at or prior to the Closing, all of the Terminated Contracts listed or described on Schedule 1.08(b)(ix)(B).

(b) Seller shall give all notices and other information required to be given to the employees of Seller, any collective bargaining unit representing any group of employees of Seller, and any applicable government authority under the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), the National Labor Relations Act, as amended, the Code and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

5.11. Litigation. Seller will (a) notify Buyer in writing promptly after learning of any Proceeding initiated by or against it, or known by Seller to be threatened against Seller or any of its directors, officers, employees or the Members in their capacity as such (a “New Litigation Claim”), (b) notify Buyer of ongoing material developments in any New Litigation Claim and (c) consult in good faith with Buyer regarding the conduct of the defense of any New Litigation Claim.

5.12. Access to Information.

(a) During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, (i) Seller shall afford Buyer and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of Seller’s properties, books, contracts, employees and records and (B) all other information concerning the Business, properties and personnel of Seller as Buyer may reasonably request, and (ii) Seller shall provide to Buyer and its accountants, counsel and other representatives true, correct and complete copies of Seller’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which Seller has been a party, and (D) receipts for any Taxes paid to foreign Tax authorities.

(b) Subject to compliance with applicable Legal Requirements, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, Seller shall confer from time to time as requested by Buyer with one or more representatives of Buyer to discuss any material changes or developments in the operational matters of Seller and the general status of the ongoing operations of Seller.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.12 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Acquisition.

(d) Buyer acknowledges and agrees that unless and until the Closing is consummated, all information obtained by Buyer and its accountants, counsel and other representatives pursuant to this Section 5.12 or any other provision of this Agreement, and all other information previously disclosed by Seller to Buyer or any of its representatives remains subject to the restrictions on use and disclosure contained in the Confidentiality Agreement.

5.13. Expenses. Whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense. Seller shall pay and shall hold Buyer harmless from any of Seller’s Transaction Expenses. Buyer shall pay and shall hold Seller harmless from any of Buyer’s transaction expenses.

5.14. Communications Plan. Buyer and Seller have agreed upon a plan to communicate with the customers, prospects and resellers of the Business regarding the Acquisition. Buyer and Seller shall each use their good faith, commercially reasonable efforts to promptly execute upon such communication plan and to maintain good relationships with such customers, prospects and resellers following the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

6.01. Conditions to the Respective Obligations of the Parties. The respective obligations of the Parties to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

(b) Governmental Entity Approvals. Buyer, Seller and the Members shall have timely obtained all approvals, waivers and consents from Governmental Entities necessary for consummation of, or in connection with, the Acquisition and the other transactions contemplated hereby.

6.02. Additional Conditions to Obligations of Seller and the Members. The obligations of Seller and the Members to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Seller and the Members and may be waived by Seller (in its individual capacity and on behalf of the Members) in writing in its sole discretion without notice or liability to any Person:

(a) Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

(b) Covenants. Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Receipt of Closing Deliveries. Seller shall have received each of the agreements, instruments and other documents set forth in Section 1.08(a) and the payment of the Purchase Price as provided in Section 1.09, and Buyer shall have made the initial deposits of the Escrow Amount as provided in Section 1.09.

(d) Injunctions or Restraints. There shall be no pending or threatened Proceeding seeking (i) any injunction or restraint with respect to the Acquisition or the other transactions contemplated hereby or (ii) material damages in connection with the Acquisition or the other transactions contemplated hereby.

(e) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to Buyer, taken as a whole.

6.03. Additional Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Buyer and may be waived by Buyer in writing in its sole discretion without notice or liability to any Person):

(a) Representations and Warranties. The representations and warranties of Seller and the Members in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

(b) Covenants. Seller and the Members shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Seller and the Members at or prior to the Closing.

(c) Receipt of Closing Deliveries. Buyer shall have received each of the agreements, instruments and other documents set forth in Section 1.08(b).

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Buyer’s ownership, conduct or operation of the Business, following the Closing shall be in effect nor shall there be pending or threatened any Proceeding seeking (i) any of the foregoing or any other injunction or restraint with respect to the Acquisition or the other transactions contemplated hereby, or (ii) material damages in connection with the Acquisition or the other transactions contemplated hereby.

(e) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to Seller or the Business.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.01. Survival of Representations, Warranties, Covenants and Agreements.

(a) Each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Parties contained in this Agreement, the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter), and the other agreements and certificates contemplated hereby without regard to investigation or knowledge.

(b) If the Acquisition is consummated, (i) all of the agreements and covenants of the Parties contained in this Agreement requiring performance after the Closing shall survive Closing and remain in full force and effect regardless of any investigation or disclosure made by or on behalf of any of the Parties to this Agreement, and (ii) all of the representations and warranties of the Parties contained in this Agreement, the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter) and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect until the following dates (the “Indemnity Claim Periods”): in general, the date that is fifteen (15) months following the Closing Date regardless of any investigation or disclosure made by or on behalf of any of the Parties to this Agreement; provided, however, that the representations and warranties contained in Section 2.03 (Authorization and Enforceability), Section 2.11 (Title to Purchased Assets), Section 2.15 (Compliance with Laws), Section 2.23 (Taxes), Section 3.02 (Corporate Authorization and Enforceability) and Section 3.09 (Issuance of Common Stock) and in any certificate delivered to Buyer regarding any such matter pursuant to any provision of this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the Parties to this Agreement, until the ninetieth (90th) day following the expiration of the applicable statute of limitations (if later than the expiration of fifteen (15) months following the Closing Date); provided, further, that the representations and warranties contained in Section 2.16 (Intellectual Property Rights) and in any certificate delivered to Buyer regarding any such matter pursuant to any provision of this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the Parties to this Agreement, until the second (2nd) anniversary of the Closing Date; provided, further, no right to indemnification pursuant to Article VII in respect of any claim that is made in writing prior to the expiration of the Indemnity Claim Period applicable to such claim shall be affected by the expiration of such representations and warranties; and provided, further, that the expiration of the Indemnity Claim Period applicable to a claim shall not affect the rights of any Indemnified Person under Article VII or otherwise to seek recovery of Indemnifiable Damages arising out of any claim based on the willful fraud or willful misrepresentation by Seller or any Member until the expiration of the applicable statute of limitations.

(c) If the Acquisition is consummated, all of the agreements and covenants of the Parties contained in this Agreement requiring performance after the Closing shall survive Closing and remain in full force and effect regardless of any investigation or disclosure made by or on behalf of any of the Parties to this Agreement.

7.02. Agreement by Seller and Members to Indemnify.

(a) Subject to the limitations and qualifications set forth in this Article VII and elsewhere in this Agreement, Seller and the Members, jointly and severally, agree to indemnify and hold harmless Buyer, and its officers, directors, stockholders, agents, employees, successors and assigns (collectively, the “Buyer Indemnified Parties”) in respect of the aggregate of all losses, liabilities, damages, fees, obligations, judgments, settlements, interest, penalties, fees, Proceedings, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) incurred or suffered by any such Buyer Indemnified Party resulting from:

(i) any failure of any representation or warranty made by Seller in this Agreement, in any other agreement contemplated hereby to which Seller is or will be a party, or the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(ii) any failure of any certification, representation or warranty made by Seller in any certificate delivered to Buyer pursuant to any provision of this Agreement, or any other agreement contemplated hereby to which Seller is or will be a party, to be true and correct as of the date such certificate is delivered to Buyer;

(iii) any breach of or default in connection with any of the covenants or agreements made by Seller in this Agreement, in any other agreement contemplated hereby to which Seller is or will be a party, or the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter);

(iv) any matter set forth on Schedule 2.13 of the Disclosure Letter or that is or would be an exception to the representations and warranties made on each date in Section 2.13 (Litigation);

(v) any Excluded Liability;

(vi) the willful fraud or willful misrepresentation of Seller or any Member; and

(vii) any Proceeding relating to any breach or alleged breach or matter of the type described in any of the above clauses (including any Proceeding relating to the enforcement of this Section 7.02(a) in which Buyer is the prevailing party).

(b) The foregoing obligation of Seller and the Members to indemnify the Buyer Indemnified Parties shall be subject to each of the following principles or qualifications:

(i) Any claim against Seller or the Members must be asserted by a written notice, describing in reasonable detail the basis for the claim and the Indemnifiable Damages, delivered to Seller and the Members in the manner stated in Section 9.07. Any such claim shall be deemed asserted on the date delivered pursuant to Section 9.07.

(ii) No claim for the recovery of Indemnifiable Damages pursuant to Section 7.02(a)(i) or (ii) may be asserted by any Buyer Indemnified Party against Seller or the Members or their respective successors in interest after the expiration of the Indemnity Claim Period applicable to that claim; provided, however, that any claim first asserted in the manner stated in Section 7.02(b)(i) in writing within the applicable Indemnity Claim Period shall not thereafter be barred.

(iii) Notwithstanding the foregoing, the maximum cumulative aggregate amount of indemnification and Indemnifiable Damages payable by Seller and the Members pursuant to this Section 7.02 (other than with respect to willful fraud or willful misrepresentations of Seller or any Members or breaches of the representations and warranties contained in Section 2.03 (Authorization and Enforceability), Section 2.11 (Title to Purchased Assets), Section 2.15 (Compliance with Laws), Section 2.16 (Intellectual Property Rights) and Section 2.23 (Taxes) and in any certificate delivered to Buyer regarding any such matter pursuant to any provision of this Agreement) shall be limited to the Escrow Amount. The maximum aggregate amount of indemnification and Indemnifiable Damages payable by Seller and the Members in connection with this Agreement and the transactions contemplated hereby, including in connection with breaches of the representations and warranties contained in Section 2.03 (Authorization and Enforceability), Section 2.11 (Title to Purchased Assets), Section 2.15 (Compliance with Laws), Section 2.16 (Intellectual Property Rights) and Section 2.23 (Taxes) and in any certificate delivered to Buyer regarding any such matter pursuant to any provision of this Agreement shall be limited to an amount not to exceed an amount equal to 30% of the Purchase Price actually paid by Buyer hereunder. Notwithstanding anything to the contrary set forth in this Agreement, Seller and the Members shall only be liable to the Buyer Indemnified Parties for indemnification under Section 7.01(a)(i) and (ii) (other than with respect to claims arising from Section 2.23 (Taxes)) in the event that the Indemnifiable Damages of the Buyer Indemnified Parties exceeds $60,000 in the aggregate, in which event Seller and the Members shall be liable for all Indemnifiable Damages of the Buyer Indemnified Parties.

(iv) Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.

(v) Without limiting the generality of the foregoing, the right to indemnification based on any representations, warranties, covenants or agreements will not be affected by (A) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement or (B) the breach of, or knowledge of the inaccuracy of any, such representations, warranties, covenants or agreements by Seller.(vi) Subject to Section 7.02(b)(iii), the Parties agree that claims against the Escrow Fund are not the exclusive remedy of the Buyer Indemnified Parties under this Agreement.

7.03. Agreement by Buyer to Indemnify.

(a) Buyer agrees to indemnify and hold harmless the Members, Seller, and their officers, agents, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) in respect of the aggregate of all Indemnifiable Damages incurred or suffered by any such Seller Indemnified Party resulting from:

(i) any failure of any representation or warranty made by Buyer in this Agreement, in any other agreement contemplated hereby to which Seller is or will be a party, or the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(ii) any failure of any certification, representation or warranty made by Buyer in any certificate delivered to Seller pursuant to any provision of this Agreement, or any other agreement contemplated hereby to which Buyer is or will be a party, to be true and correct as of the date such certificate is delivered to Seller;

(iii) any breach of or default in connection with any of the covenants or agreements made by Buyer in this Agreement, in any other agreement contemplated hereby to which Buyer is or will be a party;

(iv) any Assumed Liability;

(v) the willful fraud or willful misrepresentation of Buyer; and

(vi) (any Proceeding relating to any breach or alleged breach or matter of the type described in any of the above clauses, including any Proceeding relating to the enforcement of this Section 7.03(a).

7.04. General Indemnification Procedures.

(a) A party seeking indemnification (an “Indemnified Party”) shall give prompt notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim for Indemnifiable Damages or the commencement of any action, suit or Proceeding, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). If any Indemnifying Party shall be obligated to indemnify an Indemnified Party hereunder, such Indemnifying Party shall pay to such Indemnified Party the amount to which such Indemnified Party shall be entitled.

(b) The Indemnifying Party shall have the option, exercisable by written notice to the Indemnified Party within twenty (20) Business Days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or Proceeding by a person not a party to this Agreement (other than an Affiliate of any Party) in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim which either (x) involves (and continues to involve) solely monetary damages or (y) would not require disclosure by the Indemnified Party in any filings with the Securities and Exchange Commission; provided that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim; (B) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have any continuing Material Adverse Effect on the Indemnified Party; and (C) the Indemnifying Party makes reasonably adequate provision to assure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result (the conditions set forth in clauses (A), (B) and (C) are collectively referred to as the “Litigation Conditions”).

(c) Within twenty (20) Business Days after the Indemnifying Party has given written notice to the Indemnified Party of its intended exercise of its right to defend and control the right to settle a Third Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party so objects, the Indemnified Party shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If no such notice of objection is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied. If the Indemnified Party is defending the claim after it has made an objection based upon the Litigation Conditions, the Indemnifying Party shall thereafter remain obligated to pay the amount found to be owing to, or agreed to in a settlement made pursuant to Section 7.04(e) with, the third party with respect to such Third Party Claim, and shall be obligated to pay the costs (including attorneys’ fees and reasonable expenses) incurred by the Indemnified Party defending such Third Party Claim; provided, however, that if such objection was based solely on clause (B) of the Litigation Conditions, then the Indemnified Party shall be obligated to consult with the Indemnifying Party and substantiate the reasonableness of its attorney’s fees and expenses in light of the facts and circumstances of such Third Party Claim in order for the Indemnifying Party to be responsible for such attorney’s fees and expenses. The Indemnified Party shall defend any Third Party Claim with counsel selected by it and reasonably acceptable to the Indemnifying Party.

(d) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.

(e) Unless the Indemnifying Party shall have assumed the defense of such Third Party Claim, the Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems reasonably appropriate. In the event that the Indemnified Party submits to one or more Indemnifying Parties a good faith bona fide offer to settle any Third Party Claims (a “Settlement Offer”) and such Indemnifying Parties consent to such Settlement Offer, then the Indemnifiable Damages for such Third Party Claim shall be deemed to be equal to the amount of such Settlement Offer plus any applicable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals. Except as otherwise provided in the foregoing sentence, the amount of any settlement of a Third Party Claim to which the Indemnifying Parties have not consented shall not be determinative of the Indemnifiable Damages with respect thereto. If the Indemnifying Party shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(f) Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the Parties shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery Proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(g) Without limiting the generality of the foregoing, with respect to the measurement of “Indemnifiable Damages”, any Indemnified Party shall have the right to be put in the same financial position as they would have been had each of the representations and warranties of the other Party, as applicable, been true and correct and had each of the covenants of the other Party, as applicable, been performed in full. The amount of any Indemnifiable Damages otherwise payable to an Indemnified Party hereunder shall be reduced if the Indemnifiable Damages incurred by such Indemnified Party will provide such Indemnified Party with income tax deductions or credits. The amount of the reduction shall be the amount of the actual cash tax savings realized by such Indemnified Party as a result of such deductions or credits, discounted to its present value as of the date of the payment of the Indemnifiable Damages from the date such Indemnifiable Damages were incurred by such Indemnified Party at the rate of interest charged on such date by the Internal Revenue Service on underpayment of taxes.

(h) In accordance with reasonable business practices, an Indemnified Party shall make claims for all available insurance proceeds with respect to matters giving rise to an indemnification claim of the Indemnified Party against the Indemnifying Party. If the Indemnified Party receives any insurance proceeds or other similar amounts as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds or other similar amounts actually received by the Indemnified Party. If the Indemnified Party receives any insurance proceeds or other similar amounts as a result of the matter giving rise to any indemnification claim of the Indemnified Party against the Indemnifying Party after the Indemnifying Party has paid such indemnification claim to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds or other similar amounts received to the Indemnifying Party to the extent of the payments made by the Indemnifying Party with respect to the claim. In no event shall a Party be liable for any punitive, exemplary or special damages regardless of the form of action through which such damages are sought, unless such damages are asserted and recovered by a third party in a Third Party Claim. The remedies provided in this Article VII shall be deemed the sole and exclusive remedies of the Parties from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement and the transactions contemplated hereby, except with respect to (i) equitable claims and (ii) claims arising out of breaches of the covenants in Sections 1.09, 1.10, 1.11, 4.04 and 5.08.

(i) In the event that Seller or the Members satisfy any Indemnifiable Damages directly (other than the satisfaction of any Excluded Liability), then Buyer shall cooperate with Seller to execute and deliver joint written instructions to the Escrow Agent to distribute to Seller from the Escrow Fund an amount equal to the Indemnifiable Damages satisfied by Seller or the Members.

ARTICLE VIII

GROUNDS FOR TERMINATION

8.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by Buyer if either (A) the Closing has not occurred within ten (10) Business Days following the first date on which all conditions to closing contained in Article VI have been satisfied or complied with (and such conditions remain satisfied for the entirety of such 10-Business Day period) or, if not all conditions have been satisfied or complied with, all such conditions in Sections 6.01 and 6.02 that have not been so satisfied or complied with have been waived by Seller or (B) the Closing has not occurred on or before November 1, 2012 unless the failure to close is as a result of (x) any misrepresentation or breach on the part of Buyer with respect to any condition or any warranty, representation or agreement contained herein or (y) the failure of Buyer to utilize commercially reasonable efforts to satisfy or cause to be satisfied any condition to the obligations of Seller and the Members under Section 6.01 or 6.02;

(c) by Seller if either (A) the Closing has not occurred within ten (10) Business Days following the first date on which all conditions to closing contained in Article VI have been satisfied or complied with (and such conditions remain satisfied for the entirety of such 10-Business Day period) or, if not all conditions have been satisfied or complied with, all such conditions in Sections 6.01 and 6.03 that have not been so satisfied or complied with have been waived by Buyer or (B) the Closing has not occurred on or before November 1, 2012 unless the failure to close is as a result of (x) any misrepresentation or breach on the part of Seller or the Members with respect to any condition or any warranty, representation or agreement contained herein; or (y) the failure of Seller or the Members to utilize commercially reasonable efforts to satisfy or cause to be satisfied any condition to Buyer’s obligations under Section 6.01 or 6.03;

(d) by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

(e) by Seller if there has been any misrepresentation or breach of, or failure to satisfy timely on the part of Buyer any condition or any warranty, representation or agreement contained herein, if such breach or failure is not cured within five Business Days of receipt of written notice thereof from Seller; or

(f) by Buyer if there has been any misrepresentation or breach of, or failure to satisfy timely on the part of Seller or the Members any condition or any material warranty, representation or agreement contained herein, if such breach or failure is not cured within five Business Days of receipt of written notice thereof from Buyer.

The party desiring to terminate this Agreement pursuant to clauses (ii), (iii), (iv), (v) or (vi) shall give notice of such termination to the other party.

8.02. Effect of Termination. If this Agreement is terminated as permitted by Section 8.01, such termination shall be without liability of either party (or any shareholder, manager, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided, however, that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach.

ARTICLE IX

MISCELLANEOUS

9.01. Amendment and Modification. The Parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing and signed in ink.

9.02. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs and legal representatives.

9.03. Entire Agreement. This Agreement, the Ancillary Agreements and the appendices, exhibits and schedules attached hereto and thereto, contain the entire agreement of the Parties hereto with respect to the transfer of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the Parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall remain in full force and effect unless and until the Closing is consummated. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto.

9.04. Usage.

(a) In this Agreement, unless a clear contrary intention appears:

(i) reference to the enforceability of an agreement or contract includes the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and except as the remedy of specific performance and other equitable relief may be unavailable in certain cases.

(ii) the singular number includes the plural number and vice versa;

(iii) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

(iv) reference to any gender includes each other gender;

(v) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(vi) reference to any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principal of common law, regulation, statute or treaty means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision thereof means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vii) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this agreement as a whole and not to any particular Article, Section or other provision thereof;

(viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(ix) “or” is used in the inclusive sense of “and/or”;

(x) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(xi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Unless otherwise specified herein, all accounting terms used therein shall be interpreted and all accountings determinations thereunder shall be made in accordance with GAAP.

(c) This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

9.05. Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.06. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together will constitute one and the same instrument.

9.07. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courtier prepaid, to the Parties at the following addresses:

If to Seller, addressed to:

Spend Radar LLC

311 S. Wacker Drive

Suite 2270

Chicago, IL 60606

Attention: Chief Executive Officer

With a copy to:

Funkhouser Vegosen Liebman & Dunn Ltd.

55 West Monroe Street

Suite 2300

Chicago, Illinois 60603

Attention: James F. Groth

If to Buyer, addressed to:

SciQuest, Inc.

6501 Weston Parkway

Cary, NC 27513

Attention: General Counsel

All such notices, requests and other communications will (i) is delivered personally to the address as provided in this Section 9.07, be deemed given upon delivery, (ii) if delivered by mail in the manner described above to the address a provided for in this Section 9.07, be deemed given on the earlier of the third Business Day following mailing or upon receipt, and (iii) if delivered by overnight courier to the address as provided in this Section 9.07, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case, regardless of whether such notice, request or other communication is received by any other Party to whom a copy of such notice is to be delivered pursuant to this Section 9.07). Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other Parties.

9.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.09. Equitable Remedies and Specific Performance. Seller and Buyer acknowledges that each provision in this Agreement providing for the protection of Intellectual Property, Confidential Information and other proprietary rights is material to this Agreement. The Parties acknowledge that any threatened or actual breach of the Intellectual Property, Confidential Information or other proprietary rights of a Party by the other Party or its Affiliates shall constitute immediate, irreparable harm, for which equitable remedies may be awarded by a court of competent jurisdiction.

9.10. Relationship of Parties. Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties or constitute or be deemed to constitute any Party as agent of another Party, or its Affiliates, for any purpose whatever, and no Party shall have authority or power to bind any other Party, or its Affiliates, or to contract in the name of or create a liability against any Party or its Affiliates, in any way or for any purpose.

9.11. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party shall be entitled to transfer or assign its rights or obligations hereunder in any manner without the prior written consent of the other Parties hereto, and any attempted assignment in violation hereof shall be null and void. The foregoing notwithstanding, with prior written notice to Seller:

(a) Buyer shall be entitled to transfer or assign its rights or obligations hereunder to any of its Affiliates without the prior written consent of the other Parties hereto; and

(b) Buyer shall be entitled to transfer or assign its rights or obligations hereunder to any third party that is purchasing all or substantially all of its assets related to the Business as conducted by Buyer following the Closing.

Unless otherwise agreed to in writing by Seller, an assignment by Buyer pursuant to Section 9.11(a) or (b) shall not release Buyer from its obligations under this Agreement, and following such assignment Buyer and such assignee shall each remain liable for such obligations.

9.12. Waiver. A waiver by any Party of any breach by any other Party of any of the terms, provisions or conditions of this Agreement or the acquiescence of any Party in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid, shall not constitute a general waiver of such term, provision or condition of any subsequent act contrary thereto.

9.13. Severability. If any provision hereof is declared invalid by a court of competent jurisdiction or to be in violation of applicable laws such provision shall be ineffective only to the extent of such invalidity or such violation, so that the remainder of that provision and all remaining provisions of this Agreement will continue in full force and effect.

9.14. Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

9.15. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.16. Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The signatures to this Agreement may be delivered via facsimile or email correspondence and such signatures may be relied upon, and shall have the same force and effect, as the originals of such signatures.

9.17. Alternative Dispute Resolution. Excluding any (i) equitable claims, (ii) any disputes relating to Sections 1.10, 4.03 or 4.04 of this Agreement, and (iii) any disputes relating to the infringement, misappropriation or ownership of an intellectual property right or based upon an alleged breach of the confidentiality obligations hereunder, if a dispute arises between the Parties relating to this Agreement, the following procedure shall be implemented before any party pursues other available remedies except that each party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

(a) The Party claiming a dispute (“Disputing Party”) shall provide written notice (“Dispute Notice”) to the other Party or Parties involved in the dispute in accordance with Section 9.17 (“Receiving Party”) providing (i) a summary description of the dispute containing enough information so that the nature of the dispute can be reasonably assessed by the Receiving Party; (ii) the individuals within each Party’s respective organizations involved in the dispute and/or those individuals reasonably believed to have material information concerning the dispute; and (iii) the Disputing Party’s initial position statement regarding the Dispute.

(b) Within ten (10) Business Days of receipt of the Dispute Notice by the Receiving Party, unless otherwise agreed by the Parties (“Resolution Period”), the Parties shall use their best efforts to meet, attended by persons with decision making authority regarding the dispute, at the offices of the Receiving Party to negotiate in good faith to resolve the dispute. The Parties agree that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties hereunder or be deemed a waiver by a Party of any remedies to which such Party would otherwise be entitled hereunder, and further provided that all such statements made at such meeting shall be strictly off the record and shall not be admissible in any court or arbitration proceeding.

(c) If, within the Resolution Period, the Parties have not succeeded in negotiating a resolution of the dispute, the Parties agree to submit the dispute to binding arbitration in accordance with the then current rules and procedures established by the American Arbitration Association (“AAA”) for rapid, binding arbitration to resolve the dispute within sixty (60) days after an arbitrator has been appointed, pursuant to Section 9.17(d). The Parties agree that each Party shall be responsible for its own costs incurred in investigating, mediating and negotiating the dispute.

(d) The Parties shall first attempt to jointly appoint a mutually acceptable arbitrator. If they have been unable to agree upon such appointment within 10 days, then each Party shall appoint its own arbitrator, which arbitrators shall then jointly appoint a third arbitrator within twenty (20) days after the appointment of the first two (2) arbitrators, to act as the final arbitrator for the dispute (“Final Arbitrator”). Arbitration shall take place in a mutually agreeable location unless otherwise agreed by the Parties. The substantive and procedural law of the State of Delaware shall apply to the proceedings and shall govern the Final Arbitrator’s analysis and decisions. Each party shall be entitled to conduct reasonable discovery prior to any such proceeding according to an expedited discovery schedule established by the Final Arbitrator.

(e) The decision rendered in any arbitration commenced hereunder shall be final and binding and judgment thereon may be entered in any court having jurisdiction for its enforcement. Neither party shall appeal to any court from the decision of the Final Arbitrator, or, except as otherwise provided herein, have any right to commence or maintain any suit or legal proceeding concerning the arbitrated dispute until such dispute has been determined in accordance with the arbitration procedure provided for herein, and then only for enforcement of the Final Arbitrator’s decision. The assertion, prosecution and settlement of disputes shall be maintained in confidence by the Parties, except as required for either party to comply with applicable laws and regulations.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

SCIQUEST, INC.

By:	/s/ Stephen J. Wiehe
Stephen J. Wiehe, Chief Executive Officer

SELLER AND MEMBERS:

SPEND RADAR LLC

By:	/s/ Brian Daniels
Brian Daniels, Chief Executive Officer

/s/ Brian Daniels
Brian Daniels, individually

/s/ Rodney True
Rodney True, individually

EXHIBIT A

DEFINITIONS

The following terms, as used herein, have the following meanings:

(a) “Acquisition Proposal” means, with respect to Seller, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from Seller, or from the stockholders of Seller, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of Seller or any merger, consolidation, business combination or similar transaction involving Seller; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of Seller in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Seller, or any extraordinary dividend, whether of cash or other property.

(b) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

(c) “Ancillary Agreements” means, collectively, the Escrow Agreement, the Assignment and Assumption Agreement and the Stock Restriction Agreements.

(d) “Barlow” means Cindy Barlow.

(e) “Business Revenue” means the total recognized revenue of the Business, including all sales of Products and Services (whether under contracts executed before or after the closing of the Acquisition or otherwise) for the relevant period, as determined in accordance with GAAP, consistently applied in accordance with Seller’s past practices.

(f) “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of North Carolina are authorized or obligated to close.

(g) “Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

(h) “Buyer Common Stock Price Per Share” means 17.66.

(i) “Cause” means, with respect to Barlow, Daniels or True, a termination of such person’s services as an employee of Buyer for one or more of the following reasons: (i) such person’s breach of Section 4.04 of this Agreement, (ii) such person’s conviction of, or the entering of a guilty plea or, as applicable, a plea of no contest with respect to a felony or an indictable offense; (iii) the commission by such person of an act of willful fraud upon Buyer, (iv) the misappropriation (or attempted misappropriation) by such person of any funds or property of Buyer or such person’s repeated material violation or breach of Buyer’s Code of Business Conduct and Ethics, as may be in effect from time to time and provided to such person in advance, or (v) such person’s repeated failure to fulfill the material requirements of such person’s job position or to follow reasonable, good faith directions of an executive officer that are consistent with such person’s job position; provided that with respect to clauses (iv) and (v) (A) Buyer has delivered to such person a notice specifying the alleged violation, breach or failure, (B) such person has been provided at least thirty (30) days from the date of such notice in which to cure such violation, breach or failure, and (C) such person has not cured such violation, breach or failure within such thirty (30) day period.

(j) “Change of Control” means either (i) any transaction or series of transactions pursuant to which Buyer sells, transfers, leases, exchanges or disposes of substantially all (i.e., at least eighty-five percent (85%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration or (ii) any transaction or series of transactions pursuant to which Persons who do not currently hold 15% or more of the voting securities of the Buyer acquire by merger, consolidation, reorganization, division or other business combination or transaction, or by a purchase of an interest in the Buyer, an interest in the Buyer so that after such transaction, one or more Persons who did not each hold 15% or more of the voting securities of the Buyer immediately prior to such transaction(s)become beneficial owners of 50% or more of the voting securities of the Buyer.

(k) “Confidential Information” means trade secrets and other information related to the conduct of the Business that is of value to its owner and is treated as confidential, including without limitation business plans, product plans, designs, algorithms, inventions (whether or not patentable), costs, prices, finances, marketing and advertising plans, software, and information regarding customers, executives and employees.

(l) “Confidentiality Agreement” means the Mutual Non-Disclosure Agreement dated as of January 19, 2011, by and between Seller and Buyer.

(m) “Disputes Auditor” means a mutually acceptable nationally recognized accounting firm to resolve any remaining objections, which shall not have provided accounting services to Buyer, Seller, any Member or any of their respective Affiliates during the three-year period immediately prior to its selection. If Buyer and Seller are unable to agree on the choice of the Disputes Auditor, or if the firm so selected declines to serve or is unable to act, they will select by lot a nationally recognized accounting firm (after excluding any firm that has provided accounting services to Buyer, Seller or the Members during the immediately preceding three-year period) to be the Disputes Auditor.

(n) “Employee Resignation” means the termination of an employee’s employment effected by reason of such employee’s voluntary resignation, which shall not include (i) a resignation for Good Reason or (ii) a resignation effected by reason of such employee’s (A) death or (B) mental or physical disability that renders such employee unable to perform the essential functions of his or her job for a period of not less than six months, as reasonably determined by Buyer.

(o) “Escrow Amount” means up to One Million Nine Hundred Fifty Thousand Dollars ($1,950,000), consisting of (i) $1,500,000 deducted from the Closing Payment, (ii) 15% of the First Performance Payment deducted therefrom when paid.

(p) “GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

(q) “Good Reason” means, with respect to Barlow, Daniels or True, any one of the following events which occurs without such person’s written consent: (i) any material diminution in such person’s title, authority or responsibility; (ii) any material reduction in such person’s base salary or bonus opportunity; (iii) a material reduction in such person’s commission plan (other than changes that are consistent with commission plans for similarly situated employees); (iv) a change of more than fifty (50) miles such person’s principal workplace (currently Chicago, IL), (v) harassment of such person by Buyer that creates a hostile work environment and that is intended or designed to cause such person to resign or abandon his or her employment; or (v) a breach by Buyer of any of its obligations that materially and adversely affect either such person’s employment or the Performance Payments; provided that with respect to clauses (iv) and (v): (A) such person has delivered to buyer a notice specifying the alleged harassment or breach, (B) Buyer has been provided at least thirty (30) days from the date of such notice in which to cure such harassment or breach, and (C) Buyer has not cured such harassment or breach within such thirty (30) day period.

(r) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Tax or other governmental or quasi-governmental authority.

(s) “Group” has the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(t) “Harmful Code” means any program routine, device or other feature, including without limitation, a virus, worm, trojan horse, malicious logic or trap door, that is designed to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to the Software or the Products and Services.

(u) “Intellectual Property” means:

(i) patents, patent applications, patent disclosures, all re-issues, divisionals, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

(ii) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith;

(iii) copyrights and registrations and applications for registration thereof;

(iv) all right, title and interest in all Software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing);

(v) trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, methods, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

(vi) any other proprietary rights recognized by applicable state or Federal law;

(vii) all income, royalties, damages and payments due with respect to Intellectual Property and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

(viii) all rights to use all of the foregoing forever; and

(ix) all other rights in, to, and under the foregoing in all countries.

(v) “Key Business Personnel” mean any persons formerly employed by Seller who are hired by Buyer following the Closing to work in the Business and whose duties involve sales or client services.

(w) “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to Seller or to any of its assets, properties or businesses.

(x) “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(y) “Material Adverse Change” and “Material Adverse Effect” means, with respect to any Party, a material adverse change or effect, respectively, in the business, assets, condition (financial or otherwise), or results of operations or prospects of the business of such Party, taken as a whole.

(z) “Parties” means Buyer, Seller and the Members.

(aa) “Performance Period” means the five (5) Quarters commencing on October 1, 2012 and ending on December 31, 2013.

(bb) “Person” means an individual, corporation, partnership, association, limited liability company, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(cc) “Proceeding” means any action, suit, proceeding, complaint, charge, inquiry, investigation, arbitration or mediation before or by a Governmental Entity or any arbitrator or arbitration panel or any mediator or mediation panel.

(dd) “Products and Services” mean, collectively, Data Manager, Content Manager, Refresh Manager, Performance Manager, Reporting and Analysis and all services related thereto, each as currently offered to customers by Seller together with any optional modules and all upgrades, enhancements and improvements to any of the foregoing software, and including all licenses thereof and all professional services related to the incorporation of content or information into, or the cleansing and/or classification of, customer spend data.

(ee) Publicly Available” means:

(i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models;

(ii) any software that requires as a condition of use, modification and/or distribution that such software or other software incorporated into, derived from or distributed with such software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge; or

(iii) software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Source License (SISL); and (g) the Apache Software License.

(ff) “Quarter” means each three-month period ending March 31, June 30, September 30 and December 31.

(gg) “Registrations” means registrations of patents, copyrights, trademarks, service marks, trade names and domain names related to the Intellectual Property.

(hh) “Seller Proprietary Software” means the Software programs owned by Seller.

(ii) “Services” means the implementation, consulting, training, maintenance and support services provided by Seller in connection with the Business.

(jj) “Software” means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other intellectual property embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

(kk) “Synergy Contract” means that certain Client Service Agreement, dated as of May 1, 2012, by and between Radar Management, Inc. and Synergy PEO, LLC.

(ll) “Subsidiary” means, as of the applicable point in time, each corporation, partnership, limited liability company or other entity of which a Person owns, directly or indirectly, more than 50% of the outstanding voting securities or voting equity interests or of which a Person has the power, directly or indirectly, whether through ownership of equity securities, by contract or otherwise, to direct or manage the business or affairs.

(mm) “Tax” means any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

(nn) “Tax Authority” means any Governmental Entity responsible for the assessment, determination, collection or imposition of any Tax.

(oo) “Tax Information” means any returns, declarations, reports, claims for refund, information statements, and all other documents relating to Taxes, including, without limitation, any schedule or attachment thereto and including any amendment thereof.

(pp) “Tax Return” means any report, return, documents, declaration or other information or filing required to be supplied to any Tax Authority or jurisdiction with respect to Taxes including, without limitation, any supporting schedules or attachments and any amendments thereto.

(qq) “Territory” means the United States of America.

(rr) “Third Party Software” means all Software owned by third parties that is either (i) licensed, offered or provided to customers of Seller as part of the Products and Services or in conjunction with the sale, lease or other distribution or provision of the Products and Services or (ii) otherwise used by Seller in the conduct of the Business.

The following terms are defined in the following Sections:

Agreement	Section
2011 Balance Sheet	2.07(c)
AAA	9.17(c)
Acquisition	Recitals
Agreement	Preamble
Agreement Date	Preamble
Assignment and Assumption Agreement	1.08(a)(ii)
Assumed Contracts	1.02(e)
Assumed Liabilities	1.04
Benefit Plan	2.18(a)
Business	Recitals
Budget	1.10(g)
Buyer	Preamble
Buyer Indemnified Parties	7.02(a)
Cash and Cash Equivalents	1.02(a)
Closing	1.07
Closing Date	1.07
Closing Payment	1.09(a)(i)
Code	2.23
Company Representatives	4.03(a)
compete	4.04(c)
Customer Contracts	1.02(c)
Daniels	Preamble
directly or indirectly	4.04(b)
Disclosure Letter	Article II Preamble
Dispute Notice	9.17(a)
Disputing Party	9.17(a)
ERISA	2.18(a)
ERISA Affiliate	2.18(a)
Employment Contract	2.18(b)
Excess Revenue	1.10(b)
Excluded Assets	1.03
Excluded Liabilities	1.05
Escrow Agent	1.08(a)(iii)
Escrow Agreement	1.08(a)(iii)
existing customer	4.04(d)
Final Arbitrator	9.17(d)
Financial Statements	2.07(a)
First Performance Payment	1.10(a)
FMLA	2.18(d)
Governmental Authorizations	1.02(n)
Indemnifiable Damages	7.02(a)
Indemnified Party	7.04(a)

Agreement	Section
Indemnifying Party	7.04(a)
Infringed	2.16(c)(ii)
License Contracts	1.02(d)
Litigation Conditions	7.04(b)
Members	Preamble
Minimum Price	1.10(f)(ii)
Minimum Quarter	1.10(b)
New Litigation Claim	5.11
Non-Assigned Contracts	1.06(c)
Objection Notice	1.10(h)
Other Contracts	1.02(e)
Performance Payments	1.10(a)
Performance Report	1.10(i)
Permitted Liens	2.11
Production Headcount	2.12(b)
Purchase Price	1.09(a)(ii)
Purchased Assets	1.01
Qualifying Quarter	1.10(b)
Real Estate	2.10
Receivables	1.02(f)
Receiving Party	9.17(a)
Required Consents	1.08(b)(vii)(A)
Resolution Period	9.17(b)
Restricted Period	4.04(a)
Revenue Recognition Policy	1.10(f)(i)
RMI	2.17(a)
Second Performance Payment	1.10(a)
Securities Act	2.32
Seller	Preamble
Seller Debt	2.07(f)
Seller Indemnified Parties	7.03(a)
Seller Employer Liabilities	5.07(a)
Settlement Offer	7.04(e)
Significant Supplier	2.25(b)
Statement No. 5	2.07(c)
Stock Restriction Agreements	1.08(a)(iv)
Terminated Contracts	1.08(b)(vii)(B)
Third Party Claim	7.04(b)
Transaction Expenses	1.05(f)
True	Preamble
WARN Act	5.10(b)